The reorganization described in this notice involves securities of a foreign company.  The offer is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial information concerning the subject of this notice is prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country and all of its officers and directors are residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the share transfer, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only.  While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original.  Such Japanese-language original shall be the controlling document for all purposes.

(Stock Exchange Code 4775)

June 1, 2018

To Shareholders:

Kenji Sakamoto

Representative Director, President &
Chief Executive Officer

SOGO MEDICAL CO., LTD.

2-14-8 Tenjin, Chuo-ku, Fukuoka

NOTICE OF CONVOCATION OF

THE 40TH ANNUAL GENERAL MEETING OF SHAREHOLDERS

Dear Shareholders:

We would like to express our appreciation for your continued support and patronage.

We hereby notify you that the 40th Annual General Meeting of Shareholders of SOGO MEDICAL CO., LTD. (the “Company”) will be held as described below.

If you are unable to attend the Meeting, you may exercise your voting rights either in writing or over the Internet, and we ask that you please review the attached Reference Documents for the General Meeting of Shareholders and exercise your voting rights by 6:00 p.m. (Japan time) on Thursday, June 21, 2018.

[If you wish to exercise your voting rights in writing (by postal mail)]

Please indicate your vote for or against each proposal on the enclosed Voting Rights Exercise Form (available in Japanese only) and send it back to us so that it arrives by the aforementioned exercise deadline.

[If you wish to exercise your voting rights over the Internet]

To exercise voting rights over the internet, please see (https://evote.tr.mufg.jp/) (available in Japanese only) and enter your vote for or against each proposal by the aforementioned exercise deadline.

Annual General Meeting Details

1. Date and Time:	Friday, June 22, 2018 at 10:00 a.m. (Japan time)

(Scheduled commencement of reception is 9:00 a.m.)

2. Venue:	Heian no ma, Hotel Okura Fukuoka 4F

3-2 Shimokawabata-machi, Hakata-ku, Fukuoka City, Fukuoka, Japan

3. Meeting Agenda:

Matters to be reported:	1.
The Business Report, Consolidated Financial Statements for the 40th Term (from April 1, 2017 to March 31, 2018) and report of results of audits of the Consolidated Financial Statements by the Independent External Auditors and the Audit & Supervisory Board

	2.	Non-consolidated Financial Statements for the 40th Term (from April 1, 2017 to March 31, 2018)

Matters to be resolved:

Proposal No. 1:	Establishment of Wholly-Owning Parent Company through Share Transfer

Proposal No. 2:	Election of ten (10) Directors

<Requests>

●	When attending the Meeting in person, please submit the enclosed Voting Rights Exercise Form to the reception desk at the venue.
As the reception area is expected to become crowded immediately before commencement of the Meeting, please arrive at the venue early.

●	For the purpose of conserving resources, please bring this “Notice of Convocation of the 40th Annual General Meeting of Shareholders” with you when attending the Meeting.

<Notices>

●
In the case where any revision to the Reference Documents for the General Meeting of Shareholders, Business Report, Consolidated Financial Statements and/or Non-consolidated Financial Statements becomes necessary, the revised versions will be posted on the Company’s website

(http://www.sogo-medical.co.jp/ir/).

●
Souvenirs will be available to shareholders who attend the Meeting, however, please understand that the number of souvenirs given will be limited to one per shareholder present at the Meeting, regardless of the number of Voting Rights Exercise Forms the shareholder may bring with him/her.

Reference Documents for the General Meeting of Shareholders

Proposal No.1: Establishment of Wholly-Owning Parent Company through Share Transfer

The Company formulated a share transfer plan (hereinafter the “Share Transfer Plan”) for the establishment of SOGO MEDICAL HOLDINGS CO., LTD. (hereinafter the “Holding Company”), which will be the Company’s wholly-owning parent company, via a one-time share transfer to be effective on October 1, 2018, (hereinafter the “Share Transfer”), and passed a resolution approving the Share Transfer Plan at a meeting of the Board of Directors on May 24, 2018.

In this proposal, we seek the approval of the shareholders for the Share Transfer Plan. The reasons for the Share Transfer, the terms of the Share Transfer Plan and other matters are as described below.

1.	Reasons for and objectives of the Share Transfer, etc.

(1)	Reasons

In the healthcare industry in which Sogo Medical group does its business, demand for efficient and high quality medical services is ever-increasing due to a rapidly declining birthrate and aging population escalation of medical costs, enhanced specialization and coordination of medical care functions and progress in integrated community care systems including an expansion of home care systems, and the business environment for medical institutions is in drastic change.

Under the concept of “Good Medical Practice Through Good Medical Management”, Sogo Medical group has been supporting good medical practices and contributing to the betterment of society through building a Doctor-to-Doctor network (systems with respect to succession of a doctor’s business, medical coordination and outplacement for doctors) and creating value-added pharmacies based on consulting services for medical institutions. Also, we developed our mid-term management plan for the next three years, “Action 2020”, on March 2017, to build a foundation for a community healthcare network through “Developing Medical Malls”, “Supporting Hospital Management”, “Creation of Value-added Pharmacies”, and “Expansion of Business Domain for Long-term Corporate Vision” and to achieve “Highly-Developed Japanese Healthcare Business” to support an integrated community care system, as our 50th-term corporate vision for the next 10 years.

As the Company marks the 40th anniversary of our foundation on June 12 of this year, in order to achieve our 50th-term corporate vision as early as possible, to enhance our corporate value and to realize sustainable growth in the future, we need to seek expansion of our scale of operation and creation of new business by accelerating our move to evolve and reinforce our existing businesses, and active use of M&A and alliances. We believe that our transition to a holding company structure is the optimal strategy to achieve the above-mentioned objectives. In addition, we believe that a holding company structure in which the management/supervision function and the business operation function are separated from each other is more suitable in terms of the enhancement of corporate governance.

(2)	Objectives

The objectives for conversion into a holding company structure are as follows:

1) Enhancement of group management strategy and business operation:

➢
To seek to maximize group synergy and the corporate value of the Sogo Medical group as a whole by having the holding company concentrate on group management, developing mid- to long-term growth strategies, and making optimal distribution of management resources;

➢
To seek to further accelerate the decision-making process and enhance value creation in each business by transferring substantial authority to the business company and clarifying roles and responsibilities;

2) Expansion of strategic partnership:

➢	To expand the scale of operation and create new business through active use of M&A and capital and business alliances to accelerate the achievement of a highly-developed Japanese healthcare business;

3) Training of management executive for the next generation:

➢	To seek to promote early training of management executives through business experience by promoting candidates for management executives for the next generation in the business company.

Upon the Share Transfer, the Company will become the wholly-owned subsidiary of the Holding Company, and the shares of the Company will be delisted in association with the Share Transfer, and an application for a listing of the shares in the Holding Company will be submitted to the First Section of the Tokyo Stock Exchange. Although the listing date will depend on the time needed by the Tokyo Stock Exchange to review the application, the listing date has been tentatively scheduled for October 1, 2018, which is the date planned for registering the incorporation of the Holding Company (i.e., the effective date of the Share Transfer).

(3)	Steps for Transition to Holding Company Structure

The Company will take the following steps to implement the transition to a pure holding company structure:

<Step 1> Incorporation of Holding Company by Share Transfer

By incorporating the Holding Company through the Share Transfer on October 1, 2018, the Company will become the wholly-owned subsidiary of the Holding Company.

SOGO MEDICAL HOLDINGS CO., LTD.

SOGO MEDICAL CO., LTD.

Subsidiaries

<Step 2> Reorganization of HOKENDOHJINSHA Inc.

After incorporation of the Holding Company, in order to enhance our healthcare service business, the reorganization of our corporate group is planned as soon as possible through a distribution-in-kind or other method of all the shares in HOKENDOHJINSHA Inc. that the Company owns to the Holding Company.

<Step 3> Corporate Structure after Incorporation of Holding Company

After Step 2, we plan to start considering the optimal corporate structure to achieve our 50th-term corporate vision.

2.	Outline of the Share Transfer Plan

Details of the Share Transfer are as stipulated in the following “Share Transfer Plan (Copy)”

Share Transfer Plan (Copy)

Concerning the share transfer (hereinafter, the “Share Transfer”) by which newly established SOGO MEDICAL HOLDINGS CO., LTD. (the “Holding Company”) becomes the wholly-owning parent company of SOGO MEDICAL CO., LTD. (the “Company”) the Company sets forth the share transfer plan (hereinafter, the “Share Transfer Plan”) as follows:

Article 1 (Purposes, Trade Name, Location of Head Office, Total Number of Authorized Shares and Other Matters to be Set Forth in the Articles of Incorporation of the Holding Company)

Purposes, Trade Name, Location of Head Office and Total Number of Authorized Shares of the Holding Company shall be as follows:

(1)	Purpose

Purpose of the Holding Company shall be as specified in Article 2 of the Exhibit “Articles of Incorporation of SOGO MEDICAL HOLDINGS CO., LTD.”.

(2)	Trade Name

Trade name of the Holding Company shall be “Sogo Medical Holdings Kabushiki Kaisha,” and in English “SOGO MEDICAL HOLDINGS CO., LTD.”.

(3)	Location of Head Office

The head office of the Holding Company shall be located in Fukuoka-city.

(4)	Total Number of Authorized Shares

The total number of authorized shares of the Holding Company shall be eighty million (80,000,000) shares.

2.
In addition to the matters listed in the preceding Paragraph, the matters to be set forth in the Articles of Incorporation of the Holding Company shall be as set forth in the Exhibit “Articles of Incorporation of SOGO MEDICAL HOLDINGS CO., LTD.”.

Article 2 (Names of Directors, etc., and Name of Accounting Auditor on Incorporation of the Holding Company)

The names of the Directors on incorporation of the Holding Company shall be as follows:

Director: Kenji Sakamoto

Director: Shinya Mikita

Director: Itsuo Tashiro

Director: Masatoshi Sadahisa

External Director: Kiyotaka Watanabe

External Director: Eiichi Seki

External Director: Takashi Kamite

2.	The names of the Audit & Supervisory Board Members on incorporation of the Holding Company shall be as follows:

Statutory Audit & Supervisory Board Member: Shoji Hirao

External Audit & Supervisory Board Member: Seio Yamakawa

External Audit & Supervisory Board Member: Naomasa Mitsukado

External Audit & Supervisory Board Member: Setsuko Gondo

3.	Name of accounting auditor on incorporation of the Holding Company shall be as follows:

Deloitte Touche Tohmatsu LLC

Article 3 (Shares to be Delivered upon Share Transfer, and Allotment thereof)

Upon the Share Transfer, the Holding Company shall deliver to the Company’s shareholders who are registered or recorded in the Company’s last shareholder register (except, with respect to the shareholder who requests the purchase of its share(s) pursuant to the provision of Article 806 of the Companies Act, the Company shall be deemed to be registered or recorded in the shareholder register in lieu of such shareholder) as of the date immediately before the date of incorporation of the Holding Company (the date provided in Article 5, the same shall apply hereinafter), a common share in the Holding Company in exchange for each common share in the Company owned by each relevant shareholder.

Article 4 (Amount of Stated Capital and Reserves of the Holding Company)

The amount of stated capital and reserves of the Holding Company on its incorporation shall be as follows:

(1)	amount of stated capital: 10,000,000,000 yen

(2)	amount of reserves: 10,000,000,000 yen

Article 5 (Date of Incorporation of the Holding Company)

The date on which the incorporation of the Holding Company will be registered (hereinafter, the “Date of Incorporation”) shall be October 1, 2018; provided, however, that the date may be changed by resolution of the Board of Directors of the Company if necessary for the procedures of the Share Transfer.

Article 6 (General Meeting of Shareholders to Approve Share Transfer Plan)

The Company shall convene an Annual General Meeting of Shareholders to be held on June 22, 2018, and shall seek passage of resolution(s) to approve the Share Transfer Plan and other matters necessary for the Share Transfer.

Article 7 (Stock Exchange of Holding Company)

The Holding Company plans to list its common shares on the First Section of the Tokyo Stock Exchange on the Date of Incorporation.

Article 8 (Administrator of Shareholder Register of the Holding Company)

The administrator of the shareholder register of the Holding Company shall be Mitsubishi UFJ Trust and Banking Corporation.

Article 9 (Change or Cancellation of Share Transfer Plan)

In the case of any material change in financial status or business conditions of the Company after preparation of the Share Transfer Plan and before the Date of Incorporation of the Holding Company due to natural disaster or any other reason, the Company may change the terms and conditions of the Share Transfer or cancel the Share Transfer by a resolution of the Board of Directors of the Company.

Article 10 (Effectiveness of Share Transfer Plan)

In the case of either of the following items becoming applicable, the Share Transfer Plan shall become invalid:

(1)	approval for the Share Transfer Plan is not obtained at a General Meeting of Shareholders of the Company; or

(2)
approval or permission for the Share Transfer from relevant government agencies under laws and regulations of Japan or any foreign country is not obtained (including effectiveness of any notification submitted to relevant government agencies etc.).

May 24, 2018

Company:	14-8, Tenjin 2-chome, Chuo-ku, Fukuoka-city

SOGO MEDICAL CO., LTD.

Kenji Sakamoto,

Representative Director, President and Chief Executive Officer

Exhibit

ARTICLES OF INCORPORATION

OF

SOGO MEDICAL HOLDINGS CO., LTD.

CHAPTER I

GENERAL PROVISIONS

Article 1. (Corporate Name)

The name of the Company shall be “SOGO MEDICAL HOLDINGS KABUSHIKI KAISHA”, and in English “SOGO MEDICAL HOLDINGS CO., LTD.”

Article 2. (Purposes)

The purpose for which the Company is formed shall be to undertake business management and supplemental business of companies engaged in the following businesses through ownership of the shares or equity interests of such companies or other business entities equivalent thereto:

(1)	Management consultation for medical institutions, welfare facilities, pharmacies and institutions related thereto;

(2)	Instruction and undertaking of management and administration of medical institutions, welfare facilities and pharmacies;

(3)	Instruction, mediation and arrangement of merger, affiliation and transfer of business rights/goodwill and securities of medical institutions;

(4)	Business operations related to planning, designing and managing hospitals and clinics (or medical institutions);

(5)	Food service for medical institutions and home-bound patients and patients in need of nursing care at home;

(6)
Research, planning, designing, supervising, construction, and mediation and arrangement thereof related to new construction, expansion or reconstruction of medical facilities, welfare facilities, pharmacies and facilities related thereto;

(7)	Trade, lease, management and arrangement of land and buildings;

(8)	Arrangement of money loans and lending, and provision of guaranties;

(9)	Arrangement and support of consignment of specified financial instruments business to life insurance companies and general insurance companies;

(10)	General insurance agency business and other insurance agency business under the Automobile Liability Security Act;

(11)	Business related to solicitation of life insurance;

(12)	Management of pharmacies;

(13)	Management of drugstores;

(14)	Sales of medicinal drugs, quasi-medical drugs, toxic substances, deleterious substances, narcotic drugs, blood for transfusion and medicinal liquor;

(15)	Sales of cosmetics, sanitary goods and convenience goods;

(16)
Lease, rental and trade (including sale by installments) of medical equipment, communication equipment, broadcasting equipment, electric equipment, precision measuring equipment, disaster prevention equipment, kitchen appliances, air conditioning and computers, software, automobile, ships, advertising equipment, fixtures, furniture and interior accessories;

(17)	Fee-charging employment placement business;

(18)	General worker dispatching business and specified worker dispatching business;

(19)	Transportation of medical supplies and medicinal drugs to hospitals, pharmacies, home-bound patients and patients in need of nursing care at home;

(20)	Undertaking nursing care and assistance for hospitals, pharmacies, home-bound patients and patients in need of nursing care at home;

(21)	Visiting care-giving business;

(22)	Business operations related to sales, lease and arrangement of nursing care products;

(23)	Undertaking management of medicinal drugs, medical materials and the like of medical institutions;

(24)	Operations related to clinical examination;

(25)	Operations related to collection and transportation of non-industrial waste and industrial waste;

(26)	Publication and sale of books;

(27)	Planning, producing, and operating digital media content for web sites, mobile sites and others, and acting as an agent therefore;

(28)	Providing information, consultation, and instruction regarding health care via telephone and web and acting as an agent therefore;

(29)	Management of convenience stores; and

(30)	Any operations supplemental to the foregoing.

Article 3. (Location of Head Office)

The head office of the Company shall be located in Fukuoka-city

Article 4. (Bodies)

The Company shall have the following bodies, in addition to a General Meeting of Shareholders and Directors:

(1) Board of Directors;

(2) Audit & Supervisory Board Members;

(3) Audit & Supervisory Board; and

(4) Accounting Auditor

Article 5. (Method of Public Notices)

Public notices of the Company shall be made electronically; provided, if the Company is unable to make an electronic public notice due to an accident or other unavoidable reason, the notice shall be published in the “Nihon Keizai Shimbun.”

CHAPTER II

SHARES

Article 6. (Aggregate Number of Shares Authorized to Be Issued)

The aggregate number of shares which the Company shall have the authority to issue shall be eighty million (80,000,000) shares.

Article 7. (Number of Shares Constituting A Minimum Unit of Shares (tan-gen kabu))

A minimum unit of shares (tan-gen kabu) shall be one hundred (100) shares.

Article 8. (Rights Concerning Shares Constituting Less than One Full Unit)

Shareholders of the Company shall not exercise any rights concerning shares constituting less than one full unit other than those prescribed below;

(1)	Rights set forth in Article 189, Paragraph 2 of the Companies Act;

(2)	Right to file a claim in accordance with the provisions of Article 166, Paragraph 1 of the Companies Act;

(3)	Right to receive allocation of shares offered or share purchase rights offered in proportion to the number of shares held; or

(4)	Right to make requests provided in the next article.

Article 9. (Accumulation of Shares Less than A Minimum Unit of Shares)

Pursuant to the Rules for Handling Shares, shareholders of the Company may request to sell shares in the number that will constitute one full unit of shares when combined with a number of shares constituting less than one full unit of shares owned by such shareholders.

Article 10. (Transfer Agent)

1. The Company shall appoint a transfer agent.

2. Designation of the transfer agent and its business office shall be made by resolution of the Board of Directors of the Company and shall be notified by public notice.

3. Preparation and keeping of the shareholder register and the register of share purchase rights as well as other administrative affairs relating to the shareholder register and the register of share purchase rights shall be entrusted to the transfer agent and shall not be handled by the Company.

Article 11. (Rules for Handling Shares)

The handling and fees relating to the shares of the Company shall be in accordance with the share handling rules as established by the Board of Directors as well as laws and regulations or these Articles of Incorporation.

CHAPTER III

MEETINGS OF SHAREHOLDERS

Article 12. (Holding of Meetings of Shareholders)

An Annual General Meeting of Shareholders of the Company shall be held in June of each year, and a Special Meeting of Shareholders of the Company shall be held whenever necessary.

Article 13. (Record Date for Annual General Meeting of Shareholders)

The record date for voting at an Annual General Meeting of Shareholders shall be March 31 each year.

Article 14. (Convenor and Chairperson of Meeting)

1. General Meetings of Shareholders of the Company shall be convened and presided over by the President.

2. In case the President is unable to act, one of the other Directors determined in accordance with the order predetermined by the Board of Directors shall convene and preside over a General Meeting of Shareholders.

Article 15. (Internet Disclosure and Deemed Provision of Referential Materials for a General Meetings of Shareholders)

Information relating to the matters to be indicated or presented in referential materials for a General Meeting of Shareholders, business reports, financial statements, and consolidated financial statements may be deemed to be provided by the Company to the shareholders by disclosing them through the Internet pursuant to the Ordinances of the Ministry of Justice.

Article 16. (Method of Resolutions)

1. Unless otherwise provided in laws and regulations or by these Articles of Incorporation, all resolutions of a General Meeting of Shareholders of the Company shall be adopted by a majority of the votes cast at the General Meeting of Shareholders by the shareholders present and in attendance who are entitled to vote at the meeting.

2. All resolutions of a General Meeting of Shareholders of the Company pursuant to Article 309, Paragraph 2 of the Companies Act shall be adopted by votes equal to or more than two thirds of the voting rights held by the shareholders present and in attendance only when such shareholders present and in attendance represent aggregate voting rights equal to or more than one third of the voting rights held by the shareholders entitled to vote at the meeting.

Article 17. (Voting by Proxy)

1. A shareholder may vote at a General Meeting of Shareholders of the Company through a proxy who is himself or herself a shareholder of the Company and has a voting right at the relevant General Meeting of Shareholders.

2. A shareholder or his or her proxy shall submit to the Company a written certificate of his or her proxy right at each relevant General Meetings of Shareholders.

CHAPTER IV

DIRECTORS AND THE BOARD OF DIRECTORS

Article 18. (Number of Directors)

The number of Directors of the Company shall be not more than ten (10).

Article 19. (Method of Appointment of Directors)

1. Directors are appointed at a General Meeting of Shareholders.

2. Directors shall be elected by votes of the majority of the voting rights held by the shareholders present and in attendance only when such shareholders present and in attendance represent aggregate voting rights equal to or more than one third of the voting rights held by the shareholders entitled to vote at the meeting.

3. Cumulative voting shall not be permitted for the election of Directors.

Article 20. (Term of Office of Directors)

The term of office of Directors of the Company shall expire at the conclusion of the Annual Meeting of Shareholders of the Company for the fiscal year which is the last ending within one (1) year after assumption of office.

Article 21. (Election of Representative Directors and Directors with Executive Positions)

1. The Board of Directors shall by resolution elect the Representative Director.

2. The Board of Directors may by resolution appoint one (1) Chairperson of the Board, one (1) President, one (1) or more Advisors of the Board, Deputy Chairpersons of the Board, Vice Presidents, Senior Managing Directors, and Managing Directors.

Article 22. (Convenor and Chairperson of Board of Directors)

1. Unless otherwise provided in laws and regulations, a meeting of the Board of Directors of the Company shall be convened and presided over by the President.

2. In case the President is unable to act, one of the other Directors determined in accordance with the order predetermined by the Board of Directors shall convene and preside over the meeting.

Article 23. (Notice of Calling of Meetings of the Board of Directors)

1. Notice of a meeting of the Board of Directors shall be dispatched to each Director at least three (3) days prior to the meeting; provided, however, that this period of notice may be shortened in case of emergency.

2. With consent of all Directors and Audit & Supervisory Board Members, a Board of Directors may be convened without calling procedures.

Article 24. (Omission of Resolution of Board of Directors)

If the requirements of Article 370 of the Companies Act are satisfied, the Company shall deem that a resolution of the Board of Directors has been adopted.

Article 25. (Rules of Board of Directors)

Matters related to the Board of Directors shall be in accordance with the rules of the Board of Directors as established by the Board of Directors as well as laws and regulations or these Articles of Incorporation.

Article 26. (Remuneration of Directors)

Remuneration, bonus and other property benefits from the Company received by Directors in compensation for the execution of their duties (hereinafter referred to as “Remuneration”) shall be determined by resolution of a General Meeting of Shareholders.

Article 27. (Limitation of Liabilities of Directors)

The Company may enter into an agreement with a Director (excluding Executive Directors, etc.), pursuant to Article 427, Paragraph 1 of the Companies Act, which limits their liability for damage regarding failure to perform their duties; provided, however, that the maximum amount of their liability under such agreement shall be the amount set forth in laws and regulations.

CHAPTER V

AUDIT & SUPERVISORY BOARD MEMBERS AND

THE AUDIT & SUPERVISORY BOARD

Article 28. (Number of Audit & Supervisory Board Members)

The number of Audit & Supervisory Board Members of the Company shall be not more than five (5).

Article 29. (Method of Appointment of Audit & Supervisory Board Members)

1. Audit & Supervisory Board Members are appointed at a General Meeting of Shareholders.

2. Audit & Supervisory Board Members shall be elected by votes of the majority of the voting rights held by shareholders present and in attendance only when such shareholders present and in attendance represent aggregate voting rights equal to or more than one third of the voting rights held by the shareholders entitled to vote at the meeting.

Article 30. (Term of Office of Audit & Supervisory Board Members)

1. The term of office of Audit & Supervisory Board Members of the Company shall expire at the conclusion of the Annual General Meeting of Shareholders of the Company for the fiscal year which is the last ending within four (4) years after assumption of office.

2. The term of office of an Audit & Supervisory Board Member who has been elected to fill a vacancy of another Audit & Supervisory Board Member who retired before expiration of the term of his/her office shall expire when the remaining term of office of the predecessor would have expired.

Article 31. (Full-time Audit & Supervisory Board Members)

The Audit & Supervisory Board shall by its resolution elect full-time Audit & Supervisory Board Members.

Article 32. (Notice of Calling of Audit & Supervisory Board)

1. Notice of a meeting of the Audit & Supervisory Board shall be dispatched to each Audit & Supervisory Board Member at least three (3) days prior to the meeting; provided, however, that this period of notice may be shortened in case of emergency.

2. With consent of all Audit & Supervisory Board Members, the Audit & Supervisory Board may be convened without calling procedures.

Article 33. (Rules of Audit & Supervisory Board)

Matters related to the Audit & Supervisory Board shall be in accordance with the rules of the Audit & Supervisory Board as established by the Audit & Supervisory Board as well as laws and regulations or these Articles of Incorporation.

Article 34. (Remuneration of Audit & Supervisory Board Members)

Remuneration of Audit & Supervisory Board Members shall be determined by a resolution of a General Meeting of Shareholders.

Article 35. (Limitation of Liability of Audit & Supervisory Board Members)

The Company may enter into an agreement with Audit & Supervisory Board Members, pursuant to Article 427, Paragraph 1 of the Companies Act, which limits their liability for damages regarding failure to perform their duties; provided, however, that the maximum amount of their liability under such agreement shall be the amount set forth in laws and regulations.

CHAPTER VI

ACCOUNTING

Article 36. (Fiscal Year)

The fiscal year of the Company shall be from April 1 of each year to March 31 of the next succeeding year.

Article 37. (Record Date for Dividend from Surplus)

1. The record date for year-end dividends of the Company shall be March 31 of each year.

2. In addition to dividends under the preceding Paragraph, the Company may make distribution of dividends from the surplus on any designated record date.

Article 38. (Decision-Making Body for Dividend from Surplus, Etc.)

The Company may make distribution of interim dividends by setting a record date as of September 30 of each year, by a resolution of the Board of Directors.

Article 39. (Period for Discharge of Dividends)

In case dividends distributed in cash are not received by the person entitled thereto within three (3) years from the day of commencement of payment thereof, the Company shall be discharged from any liability for payment thereof.

SUPPLEMENTARY PROVISIONS

Article 1. (First Fiscal Year)

Notwithstanding the provisions of Article 36, the first fiscal year of the Company shall be from the date of foundation of the Company to March 31, 2019.

Article 2. (Initial Remuneration to Officers)

1. Notwithstanding the provisions of Article 26, the amount of remuneration of Directors (excluding the salary of a Director who is concurrently an employee) for the period from the date of foundation of the Company to the closure of the Company’s first Annual Meeting of Shareholders shall be a fixed amount not exceeding two hundred million (200,000,000) yen plus an incentive equivalent to an amount not exceeding 2% of current profit attributable to shareholders of the parent for the previous consolidated fiscal year.

2. Notwithstanding the provisions of Article 34, the amount of remuneration of Audit & Supervisory Board Members for the period from the date of foundation of the Company to the closure of the Company’s first Annual Meeting of Shareholders shall be an amount not exceeding fifty million (50,000,000) yen.

Article 3. (Deletion of Supplementary Provisions)

These Supplementary Provisions shall be deleted upon the closure of the Company’s first Annual Meeting of Shareholders.

3.	Outline of matters prescribed in Article 206 of the Ordinance for Enforcement of the Companies Act

(1) Matters relating to fairness of certain matters prescribed in Article 773, Paragraph (1), Items 5 and 6 of the Companies Act

1)	Matter relating to fairness in number and allotment of shares

The Share Transfer is to establish one (1) Holding Company to be the wholly-owning parent company through the independent action of the Company. All the shares in the Holding Company will be allotted only to the shareholders of the Company immediately prior to the Share Transfer. The Company makes it its priority to ensure that no shareholder will experience any adverse effect as a result of the Share Transfer. In this connection, the Company has decided to issue 1 common share in the Holding Company for every 1 common share held in the Company so that the shareholding ratio of all shareholders in the Company immediately before the Share Transfer will correspond to their shareholding in the Holding Company immediately after the establishment thereof. For the reasons stated above, the number and allotment of shares has not been calculated by an independent appraiser.

Accordingly, the planned number of new shares to be granted by the Holding Company will be 30,680,312 common shares. However, if the total number of outstanding shares in the Company should change before the Share Transfer takes effect, the abovementioned number of new shares granted by the Holding Company will correspondingly be changed. The Company will be allotted the same number of common shares in the Holding Company for the number of treasury shares held by the Company when the Share Transfer takes effect. Thereafter, the shares held by the Company in the Holding Company will be disposed. The Company will make an announcement when it confirms the details of such disposition.

2)	Matters relating to fairness of stated capital and reserve amounts

The amount of the Holding Company’s stated capital has been determined in accordance with applicable laws and regulations, and has been judged to be fair given the purpose, scale, and capital policy of the Holding Company. The amount of the Holding Company’s reserve will be determined by the Company in accordance with applicable laws and regulations.

(2) Matters concerning the wholly-owned subsidiary as a result of the Share Transfer

Since the last day of the Company’s Most Recent Business Year, there has been no disposal of significant assets, assumption of significant debt, or any other events having a material impact on the status of the Company’s Assets.

4. Matters concerning the Directors of the Holding Company

The Directors of the Holding Company shall be as follows:

		(1) Number of shares in the Company held:	(1) 69,200 shares

Kenji Sakamoto	(Born October 9, 1958)	(2) Number of shares in the Holding Company to be allocated:	(2) 69,200 shares

■ Current position and responsibilities at the Company

 Representative Director, President and Chief Executive Officer (In charge of Audit Department and Office of the President)

■ Career summary, important concurrent positions, etc.

February 1983	Joined the Company

April 2007	Executive Managing Officer and Regional Operating Officer, West-Japan Regional Headquarters of the Company

April 2008	Executive Managing Officer and Regional Operating Officer, East-Japan Regional Headquarters of the Company

June 2008	Director, Executive Managing Officer and Regional Operating Officer, East-Japan Regional Headquarters of the Company

April 2010	Executive Managing Director of the Company

April 2011	Senior Managing Director of the Company

April 2012	Representative Director, Vice President of the Company

April 2015	Representative Director, Executive Vice President of the Company

April 2016	Representative Director, President and Chief Executive Officer of the Company (to present)

Reason for being nominated as a candidate for Director

Kenji Sakamoto has been applying the Company’s management principles—which are “Our Pledge”, “Mission Statement and Corporate Credo”—in actual practice, is well-versed in the Group’s businesses in general and has a wealth of managerial experience. After assuming the position of Representative Director, President and Chief Executive Officer, he has properly managed matters to be resolved and matters to be reported at the meetings of the Board of Directors, in addition to making decisions on important management matters and supervising the execution of operations in an appropriate manner. Since April 2017, he has been executing his duties toward the fulfillment of the Medium-Term Management Plan, “Action 2020.” The Company proposes that Mr. Sakamoto be elected to Director, having determined that he is best suited to take charge of the management of the Holding Company and realize the sustainable enhancement of corporate value of the Holding Company.

		(1) Number of shares in the Company held:	(1) 5,000 shares

Shinya Mikita	(Born March 2, 1952)	(2) Number of shares in the Holding Company to be allocated:	(2) 5,000 shares

■ Current position and responsibilities at the Company

Representative Director, Executive Vice President (In charge of East-Japan Regional Headquarters and Business Development Division)

■ Career summary, important concurrent positions, etc.

August 2007	Joined the Company

October 2007	Executive Managing Officer of the Company

April 2009	Executive Managing Officer, General Manager, Tokyo Division and Deputy General Manager, Sales Administrative Division of the Company

June 2009	Director, Executive Managing Officer, General Manager, Tokyo Division and Deputy General Manager, Sales Administrative Division of the Company

April 2010	Executive Managing Director of the Company

April 2011	Senior Managing Director of the Company

April 2012	Senior Managing Director and General Manager, Business Development Division of the Company

April 2014	Director, Senior Executive Managing Officer and General Manager, Business Development Division of the Company

April 2015	Director, Senior Executive Managing Officer and General Manager, Business Promotion Division of the Company

April 2016	Representative Director, Executive Vice President of the Company (to present)

Reason for being nominated as a candidate for Director

Shinya Mikita has been applying the Company’s management principles—which are “Our Pledge”, “Mission Statement and Corporate Credo”—in actual practice, and has properly made decisions on important management matters and supervised the execution of operations primarily from a strategic perspective since he assumed the position of Representative Director, Executive Vice President. The Company proposes that Mr. Mikita be elected to Director, having determined that he is well-suited to realize the sustainable enhancement of corporate value of the Holding Company in consideration of his superior management skills.

		(1) Number of shares in the Company held:	(1) 92,040 shares

Itsuo Tashiro	(Born May 20, 1948)	(2) Number of shares in the Holding Company to be allocated:	(2) 92,040 shares

■ Current position and responsibilities at the Company Chairman, Director ■ Career summary, important concurrent positions, etc.
September 1984	Joined the Company

June 1999	Managing Officer of the Company

April 2005	Managing Officer and Regional Operating Officer, Kyushu Regional Headquarters of the Company

June 2010	Executive Managing Director and General Manager, Sales Administrative Division of the Company

April 2011	Senior Managing Director and General Manager, Sales Administrative Division of the Company

April 2012	Representative Director, President of the Company

April 2015	Representative Director, President and Chief Executive Officer of the Company

April 2016	Vice Chairman, Director of the Company

April 2018	Chairman, Director of the Company (to present)

Reason for being nominated as a candidate for Director

Itsuo Tashiro has been applying the Company’s management principles—which are “Our Pledge”, “Mission Statement and Corporate Credo”—in actual practice, and has been striving toward the sustainable enhancement of corporate value. As a Director not engaged in the execution of operations, he has been properly supervising management and has expressed appropriate opinions on important management matters at the Board of Directors meetings, thereby augmenting the supervisory function of the Board of Directors. On these grounds, the Company proposes that Mr. Tashiro be elected to Director, as he is expected to enhance the effectiveness of supervisory functions of the Board of Directors of the Holding Company.

		(1) Number of shares in the Company held:	(1) 39,600 shares

Masatoshi Sadahisa	(Born October 1, 1964)	(2) Number of shares in the Holding Company to be allocated:	(2) 39,600 shares

■ Current position and responsibilities at the Company

Director, Senior Executive Managing Officer (In charge of Administration Division, Human Resources Division and Corporate Planning Division)

■ Career summary, important concurrent positions, etc.

March 1987	Joined the Company

April 2004	Managing Officer and Regional Operating Officer, Kyushu Regional Headquarters of the Company

April 2010	Managing Officer and Regional Operating Officer, East-Japan Regional Headquarters of the Company

June 2012	Director and Regional Operating Officer, East-Japan Regional Headquarters of the Company

April 2014	Director, Senior Managing Officer and Regional Operating Officer, East-Japan Regional Headquarters of the Company

April 2015	Director, Executive Managing Officer and General Manager, Human Resources Division of the Company

April 2016	Director, Senior Executive Managing Officer of the Company (to present)

Reason for being nominated as a candidate for Director

Masatoshi Sadahisa has been applying the Company’s management principles—which are “Our Pledge”, “Mission Statement and Corporate Credo”—in actual practice, and has properly made decisions on important management matters and supervised the execution of operations primarily from a strategic perspective. The Company proposes that Mr. Sadahisa be elected to Director, having determined that he is well-versed in all businesses of the Group based on his wealth of experience gained in the sales, human resources and administration divisions, and is well-suited to realize the sustainable enhancement of corporate value of the Holding Company in consideration of his superior management skills.

		(1) Number of shares in the Company held:	(1) 1,800 shares

Kiyotaka Watanabe	(Born May 31, 1948)	(2) Number of shares in the Holding Company to be allocated:	(2) 1,800 shares

■ Current position and responsibilities at the Company Director ■ Career summary, important concurrent positions, etc.
	April 1971	Joined Mitsui & Co., Ltd.

Candidate for External Director	July 1997	General Manager, Flat Steel Products Division I, Iron & Steel Products Business Unit, Mitsui & Co., Ltd.
	April 2001	General Manager, Flat Steel Products Division, Iron & Steel Products Business Unit, Mitsui & Co., Ltd.

	March 2002	President & CEO, Mitsui & Co. (Canada) Ltd.

	April 2005	Managing Officer and Chief Operating Officer, Iron & Steel Products Business Unit, Mitsui & Co., Ltd.

	April 2007	Executive Managing Officer and Chief Operating Officer, Iron & Steel Products Business Unit, Mitsui & Co., Ltd.

	April 2008	Executive Managing Officer and General Manager, Kyushu Office, Mitsui & Co., Ltd.

	April 2010	Advisor of Kyushu Electric Power Co., Inc.

	June 2013	Auditor of the Company

	April 2014	Chairman of Mizoe Kensetsu Corporation (to present)

	June 2015	Director of the Company (to present)

Reason for being nominated as a candidate for External Director

Kiyotaka Watanabe has been making use of his wealth of experience and broad insight that he has gained to date including his experience as Executive Managing Officer of Mitsui & Co., Ltd., in the management of the Company and has been helping enhance corporate governance of the Company by providing advice on management in general. Accordingly, the Company proposes that Mr. Watanabe be elected to External Director, having determined that he would continue performing his duties at the Holding Company in an appropriate manner into the future.

		(1) Number of shares in the Company held:	(1) 1,600 shares

Eiichi Seki	(Born August 13, 1947)	(2) Number of shares in the Holding Company to be allocated:	(2) 1,600 shares

■ Current position and responsibilities at the Company Director ■ Career summary, important concurrent positions, etc.
	April 1971	Joined The Industrial Bank of Japan, Ltd.

Candidate for External Director	September 2000	Executive Officer of The Industrial Bank of Japan, Ltd. and General Manager of Fukuoka Branch

	April 2002	Managing Executive Officer of Mizuho Bank, Ltd.

	June 2005	Representative Director and President of Kokunai Shinpan Co., Ltd.

	June 2008	Representative Director and Chairman of Rakuten KC Co., Ltd.

	May 2011	Special Advisor of Polaris Capital Group Co., Ltd. (to present)

	July 2011	Advisor of the Company

	March 2013	Auditor of Innova, Inc. (to present)

	June 2016	Director of the Company (to present)

	April 2017	Director and Chairman, Yodogawa Transformer Co., Ltd.

Reason for being nominated as a candidate for External Director

Eiichi Seki has been making use of his wealth of experience and broad insight in finance that he has gained to date including his experience as Managing Executive Officer of Mizuho Bank, Ltd., in the management of the Company and has been helping enhance corporate governance of the Company by providing advice on management in general. Accordingly, the Company proposes that Mr. Seki be elected to External Director, having determined that he would continue performing his duties at the Holding Company in an appropriate manner into the future.

		(1) Number of shares in the Company held:	(1) 0 shares

Takashi Kamite	(Born January 21, 1958)	(2) Number of shares in the Holding Company to be allocated:	(2) 0 shares

■ Current position and responsibilities at the Company Director ■ Career summary, important concurrent positions, etc.
	April 1976	Joined The Dai-Ichi Kangyo Bank, Ltd.

Candidate for External Director	October 2006	General Manager, Akabane Branch of Mizuho Bank, Ltd.

	April 2009	Executive Officer of Tokyo Auto Leasing Co., Ltd.

	April 2010	General Manager, Metro Tokyo Business Unit of Century Tokyo Leasing Corporation

	June 2011	Executive Officer, Deputy President, Metro Tokyo Business Unit, Deputy President, East Japan Business Unit and Deputy President, West Japan Business Unit of Century Tokyo Leasing Corporation

April 2014
Executive Officer, Assistant to Director in charge of Metro Tokyo Business Unit, Assistant to Director in charge of Regional Business Unit, Deputy President, Business Promotion and Support Unit, and General Manager of Solution Support Division of Century Tokyo Leasing Corporation

	April 2015	Managing Executive Officer, President, Metro Tokyo Business Unit of Century Tokyo Leasing Corporation

	April 2017	Managing Executive Officer, President, Metro Tokyo Business Unit, and Deputy President, Regional Business Unit of Tokyo Century Corporation

	June 2017	Director of the Company (to present)

April 2018
Managing Executive Officer, President, Metro Tokyo Business Unit, President, Regional Business Unit, and Deputy President, Equipment Leasing Business Development Unit of Tokyo Century Corporation (to present)

Reason for being nominated as a candidate for External Director

Takashi Kamite serves as Managing Executive Officer of Tokyo Century Corporation. The Company proposes that Mr. Kamite be elected to External Director, having determined that as an External Director of the Holding Company, he will express his opinions on decision-making of the Board of Directors and the execution of duties of Directors from an objective viewpoint, based on the broad insight as a business executive that he has gained to date.

Notes:

1.
There are lease transactions between Tokyo Century Corporation of which Takashi Kamite serves as a Managing Executive Officer, and the Company.
No such interest exists with respect to other candidates.

2.
Kiyotaka Watanabe, Eiichi Seki and Takashi Kamite are candidates for External Directors.
The Holding Company will declare Kiyotaka Watanabe and Eiichi Seki as Independent Directors, pursuant to the rules of the Tokyo Stock Exchange, Inc.

3.	The terms of office of the respective External Directors in the Company are as follows:

(1)	Kiyotaka Watanabe will have served as External Director for three years at the conclusion of this General Meeting of Shareholders;

(2)	Eiichi Seki will have served as External Director for two years at the conclusion of this General Meeting of Shareholders; and

(3)	Takashi Kamite will have served as External Director for one year at the conclusion of this General Meeting of Shareholders.

4.	Kiyotaka Watanabe was formerly an External Auditor of the Company.

5.
Article 27 of the Articles of Incorporation of the Holding Company prescribes that the Holding Company may conclude an agreement with Directors (excluding directors with executive authority, etc.) to limit liability for damages to the Holding Company to within a certain scope. Pursuant to that Article, the Holding Company will enter into liability limitation agreements under Article 427, Paragraph 1, of the Companies Act with Itsuo Tashiro, Kiyotaka Watanabe, Eiichi Seki and Takashi Kamite, when this proposal is approved.
An outline of the agreement is as follows.

(1)
In the case where a Director (excluding directors with executive functions, etc.) is liable for damages with respect to the Holding Company due to his/her failure to perform duties, he/she shall be liable up to the minimum liability amount prescribed in Article 425, Paragraph 1 of the Companies Act.

(2)	The aforementioned liability limit is applicable only where the Director acted in good faith and was not grossly negligent in the performance of his/her duties that gave rise to such liabilities.

6.	As of April 1, 2018, the Company has instituted a 2-for-1 common stock split. The “Number of shares of the Company held” as described above is the number of shares after such stock split.

5. Matters concerning the Audit & Supervisory Board Members of the Holding Company

The Audit & Supervisory Board Members of the Holding Company shall be as follows:

		(1) Number of shares in the Company held:	(1) 2,400 shares

Shoji Hirao	(Born December 16, 1951)	(2) Number of shares in the Holding Company to be allocated:	(2) 2,400 shares

■ Current position and responsibilities at the Company Auditor ■ Career summary, important concurrent positions, etc.
March 1975	Joined the Japan Air Self-Defense Force

April 2001	13th Aircraft Control and Warning Group Commander of the Japan Air Self-Defense Force

April 2003	Base Affairs Manager, 4th Technical School of the Japan Air Self-Defense Force

December 2006	Joined the Company, Assistant General Manager, Audit Department

April 2010	General Manager, Audit Department of the Company

June 2012	Auditor of the Company (to present)

Reason for being nominated as a candidate for Auditor

Shoji Hirao has a wealth of experience and broad insight, which he has gained through conducting audits of the Company for many years, and has expressed his opinions from a fair and objective standpoint as an Auditor of the Company. Accordingly, the Company proposes that Mr. Hirao be elected to Auditor, having determined that he would continue performing his duties at the Holding Company in an appropriate manner into the future.

		(1) Number of shares in the Company held:	(1) 0 shares

Seio Yamakawa	(Born February 20, 1956)	(2) Number of shares in the Holding Company to be allocated:	(2) 0 shares

■ Current position and responsibilities at the Company Auditor ■ Career summary, important concurrent positions, etc.
	April 1978	Joined THE BANK OF FUKUOKA, LTD.

Candidate for External Auditor	June 2006	Managing Officer and General Manager, Human Resource Department of THE BANK OF FUKUOKA, LTD.

	April 2007	Managing Officer and General Manager, Main Branch Business Department of THE BANK OF FUKUOKA, LTD.

	April 2009	Director, Executive Managing Officer of THE BANK OF FUKUOKA, LTD.

	April 2011	Director, Executive Managing Officer, General Manager, Kyushu Business Division and General Manager, Fukuoka Regional Headquarters of THE BANK OF FUKUOKA, LTD.

	April 2012	Director, Executive Managing Officer and General Manager, Fukuoka Regional Headquarters of THE BANK OF FUKUOKA, LTD.

	April 2013	Representative Director of Fukuoka Capital Partners Co., Ltd.

Director of Fukuoka Servicing Co., Ltd.

Director of FFG Business Consulting Co., Ltd.

	April 2016	Representative Director of Fukuoka Computer Service Co., Ltd.

	April 2017	Advisor of Fukuoka Computer Service Co., Ltd.

	June 2017	Auditor of the Company (to present)

Reason for being nominated as a candidate for External Auditor

The Company proposes that Seio Yamakawa be elected to External Auditor, having determined that he has abundant insight in overseeing corporate management, which he has gained through serving as a corporate manager of a financial institution, and that he would perform his duties at the Holding Company appropriately as an External Auditor of the Holding Company.

		(1) Number of shares in the Company held:	(1) 1,400 shares

Naomasa Mitsukado	(Born March 9, 1956)	(2) Number of shares in the Holding Company to be allocated:	(2) 1,400 shares

■ Current position and responsibilities at the Company Auditor ■ Career summary, important concurrent positions, etc.
	April 1980	Joined Matsumoto Law Office

Candidate for External Auditor	April 1988	Legal Research and Training Institute, Supreme Court of Japan

	April 1990	Registered as attorney-at-law at Fukuoka Bar Association

Joined Mori Law Office

	April 1995	Established Mitsukado Law Office

Head of Mitsukado Law Office (to present)

	April 2004	Lecturer, Institute for Legal Practice Fukuoka University

	April 2010	Guest Professor, Fukuoka University Hospital [Medical Safety] (to present)

	June 2014	Auditor of the Company (to present)

Reason for being nominated as a candidate for External Auditor

Naomasa Mitsukado has a highly-specialized knowledge of corporate law and abundant practical experience gained as an attorney-at-law, and has expressed his opinions from a fair and objective standpoint as an External Auditor of the Company. Accordingly, the Company proposes that Mr. Mitsukado be elected to External Auditor, having determined that he would continue performing his duties at the Holding Company in an appropriate manner into the future.

		(1) Number of shares in the Company held:	(1) 1,400 shares

Setsuko Gondo	(Born September 18, 1951)	(2) Number of shares in the Holding Company to be allocated:	(2) 1,400 shares

■ Current position and responsibilities at the Company Auditor ■ Career summary, important concurrent positions, etc.
	March 1983	Joined the Shigefumi Gondou Tax Accountant Office

Candidate for External Auditor	June 1987	Established Setsuko Gondou Tax Accountant Office

	April 1989	Registered Training Instructor, Nogata SME University

	April 1998	Specialized Staff, Business Management Special Consultation Office, Fukuoka Chamber of Commerce and Industry

	February 2000	Advisor, Organization for Small & Medium Enterprises and Regional Innovation, JAPAN (to present)

	July 2002	Representative Partner, Gondou Tax Management (to present)

	January 2007	Representative Audit Committee Member, Maebaru City Audit Office

	April 2013	Auditor of GLOW Social Welfare Corporation (to present)

	June 2015	Auditor of the Company (to present)

Reason for being nominated as a candidate for External Auditor

Setsuko Gondo has a highly-specialized knowledge of corporate accounting and taxation and abundant practical experience gained as a tax accountant, and has expressed her opinions from a fair and objective standpoint as an External Auditor of the Company. Accordingly, the Company proposes that Ms. Gondo be elected to External Auditor, having determined that she would continue performing her duties at the Holding Company in an appropriate manner into the future.

Notes:

1.	There are no special interests between each candidate and the Company.

2.
Seio Yamakawa, Naomasa Mitsukado and Setsuko Gondo are candidates for External Auditors. The Holding Company will declare Naomasa Mitsukado and Setsuko Gondo as Independent Officers, pursuant to the rules of the Tokyo Stock Exchange, Inc.

3.	The terms of office of the respective External Auditors in the Company are as follows:

(1)	Seio Yamakawa will have served as External Auditor for one year at the conclusion of this General Meeting of Shareholders;

(2)	Naomasa Mitsukado will have served as External Auditor for four years at the conclusion of this General Meeting of Shareholders; and

(3)	Setsuko Gondo will have served as External Auditor for three years at the conclusion of this General Meeting of Shareholders.

4.
Article 35 of the Articles of Incorporation of the Holding Company prescribes that the Holding Company may conclude an agreement with Auditors to limit liability for damages to the Holding Company to within a certain scope. Pursuant to that Article, the Holding Company will enter into liability limitation agreements under Article 427, Paragraph 1, of the Companies Act with Shoji Hirao, Seio Yamakawa, Naomasa Mitsukado and Setsuko Gondo, when this proposal is approved.
An outline of the agreement is as follows.

(1)
In a case where an Auditor is liable for damages with respect to the Holding Company due to his/her failure to perform duties, he/she shall be liable up to the minimum liability amount prescribed in Article 425, Paragraph 1 of the Companies Act.

(2)	The aforementioned liability limit is applicable only where the Auditor acted in good faith and was not grossly negligent in the performance of his/her duties that gave rise to such liability.

5.	As of April 1, 2018, the Company has instituted a 2-for-1 common stock split. The “Number of shares of the Company held” as described above is the number of shares after such stock split.

6. Matters concerning the Accounting Auditor of the Holding Company

The Accounting Auditor of the Holding Company shall be as follows:

Name	Deloitte Touche Tohmatsu LLC
Location of main office	Shinagawa Intercity, 2-15-3, Konan, Minato-ku, Tokyo, Japan
Profile (As of February 28, 2018)	Contributed capital	968 million yen

	Headcount

		Partners (Certified Public Accountants)	530

		Specified partners	51

		Professional staff (Certified Public Accountants)	2,829

		Successful applicants of the CPA examination, including junior Certified Public Accountants	1,188

		Other professional staff	1,791

		Administrative staff	293

	Total		6,682

History	May 1968	Tohmatsu Aoki & Co. established

	May 1975	Joined Touche Ross International (“TRI”) alliance (Currently known as Deloitte Touche Tohmatsu Limited, “DTTL”)

	February 1990	Change the company name to Tohmatsu & Co.

	July 2009	Converted to a limited liability company and changed company name to Deloitte Touche Tohmatsu LLC

Proposal No. 2: Election of ten (10) Directors

The terms of office of all ten (10) Directors will expire at the conclusion of this year’s General Meeting of Shareholders. Accordingly, the Company proposes the election of ten (10) Directors.

The candidates for Directors are as follows:

Candidate No.	Name		Current position and responsibilities at the Company	Attendance at Board of Directors meetings
1	Kenji Sakamoto	Reappointment	Representative Director, President and Chief Executive Officer (In charge of Audit Department and Office of the President)	13/13 (100%)
2	Shinya Mikita	Reappointment	Representative Director, Executive Vice President (In charge of East-Japan Regional Headquarters and Business Development Division)	13/13 (100%)
3	Makoto Kuroda	Reappointment	Director, Senior Executive Managing Officer (In charge of West-Japan Regional Headquarters)	13/13 (100%)
4	Masatoshi Sadahisa	Reappointment	Director, Senior Executive Managing Officer (In charge of Administration Division, Human Resources Division and Corporate Planning Division)	12/13 (92%)
5	Moritaka Nakashima	Reappointment	Director and Senior Executive Managing Officer (In charge of Pharmacy Business Division)	13/13 (100%)
6	Takao Nakashima	Reappointment
Director, Senior Executive Managing Officer and General Manager, DtoD Strategy Division (In charge of Kyushu Regional Headquarters, DtoD Strategy Division, Consulting Division and Sales Promotion Division)
13/13 (100%)
7	Itsuo Tashiro	Reappointment	Chairman, Director	13/13 (100%)
8	Kiyotaka Watanabe	Reappointment External Director Independent Director	Director	13/13 (100%)
9	Eiichi Seki	Reappointment External Director Independent Director	Director	13/13 (100%)
10	Takashi Kamite	Reappointment External Director	Director	11/11 (100%)

No.
1	Kenji Sakamoto	(Born October 9, 1958)	Number of shares in the Company held:	69,200 shares

■ Current position and responsibilities at the Company

Representative Director, President and Chief Executive Officer (In charge of Audit Department and President’s Office)

■ Career summary, important concurrent positions, etc.

	February 1983	Joined the Company

Reappointment	April 2007	Executive Managing Officer and Regional Operating Officer, West-Japan Regional Headquarters of the Company

	April 2008	Executive Managing Officer and Regional Operating Officer, East-Japan Regional Headquarters of the Company

	June 2008	Director, Executive Managing Officer and Regional Operating Officer, East-Japan Regional Headquarters of the Company

	April 2010	Executive Managing Director of the Company

	April 2011	Senior Managing Director of the Company

	April 2012	Representative Director, Vice President of the Company

	April 2015	Representative Director, Executive Vice President of the Company

	April 2016	Representative Director, President and Chief Executive Officer of the Company (to present)

Reason for being nominated as a candidate for Director

Kenji Sakamoto has been applying the Company’s management principles—which are “Our Pledge”, “Mission Statement and Corporate Credo”—in actual practice, is well-versed in the Group’s businesses in general and has a wealth of managerial experience. After assuming the position of Representative Director, President and Chief Executive Officer, he has properly managed matters to be resolved and matters to be reported at the meetings of the Board of Directors, in addition to making decisions on important management matters and supervising the execution of operations in an appropriate manner. Since April 2017, he has been executing his duties toward the fulfillment of the Medium-Term Management Plan, “Action 2020”. The Company proposes that Mr. Sakamoto be elected to Director, having determined that he is best suited to take charge of management and realize the sustainable enhancement of corporate value.

No.
2	Shinya Mikita	(Born March 2, 1952)	Number of shares in the Company held:	5,000 shares

■ Current position and responsibilities at the Company

Representative Director, Executive Vice President (In charge of East-Japan Regional Headquarters and Business Development Division)
■ Career summary, important concurrent positions, etc.

	August 2007	Joined the Company; Advisor

Reappointment	October 2007	Executive Managing Officer of the Company

	April 2009	Executive Managing Officer, General Manager, Tokyo Division and Deputy General Manager, Sales Administrative Division of the Company

	June 2009	Director, Executive Managing Officer, General Manager, Tokyo Division and Deputy General Manager, Sales Administrative Division of the Company

	April 2010	Executive Managing Director of the Company

	April 2011	Senior Managing Director of the Company

	April 2012	Senior Managing Director and General Manager, Business Development Division of the Company

	April 2014	Director, Senior Executive Managing Officer and General Manager, Business Development Division of the Company

	April 2015	Director, Senior Executive Managing Officer and General Manager, Business Promotion Division of the Company

	April 2016	Representative Director, Executive Vice President of the Company (to present)

Reason for being nominated as a candidate for Director

Shinya Mikita has been applying the Company’s management principles—which are “Our Pledge”, “Mission Statement and Corporate Credo”—in actual practice, and has properly made decisions on important management matters and supervised the execution of operations primarily from a strategic perspective since he assumed the position of Representative Director, Executive Vice President. The Company proposes that Mr. Mikita be elected to Director, having determined that he is well-suited to realize the sustainable enhancement of corporate value in consideration of his superior management skills.

No.
3	Makoto Kuroda	(Born January 28, 1954)	Number of shares in the Company held:	5,000 shares

■ Current position and responsibilities at the Company

Director, Senior Executive Managing Officer (In charge of West-Japan Regional Headquarters)

■ Career summary, important concurrent positions, etc.

	April 1977	Joined Mitsui & Co., Ltd.

Reappointment	August 1995	General Manager of Petrochemical Dept., Chemical Division of Mitsui & Co. (U.S.A.), Inc.

	June 2005	General Manager of Life Science Division, First Chemical Business Unit of Mitsui & Co., Ltd.

	January 2008	General Manager of Medical Healthcare Division, First Consumer Service Business Unit of Mitsui & Co., Ltd.

	April 2012	Joined the Company; Managing Officer; General Manager, Corporate Planning Division and General Manager, Corporate Planning Department

	June 2012	Executive Managing Director, General Manager, Corporate Planning Division and General Manager, Corporate Planning Department of the Company

	April 2014	Director, Executive Managing Officer and General Manager, Administration Division of the Company

	April 2015	Director, Senior Executive Managing Officer and General Manager, Corporate Planning Division of the Company

	April 2017	Director and Senior Executive Managing Officer of the Company (to present)

Reason for being nominated as a candidate for Director

Makoto Kuroda has been applying the Company’s management principles—which are “Our Pledge”, “Mission Statement and Corporate Credo”—in actual practice, and has properly made decisions on important management matters and supervised the execution of operations primarily from a strategic perspective. The Company proposes that Mr. Kuroda be elected to Director, having determined that he is well-versed in all businesses of the Group based on his wealth of experience gained in the field of corporate planning, human resources, administration and sales divisions, and is well-suited to realize the sustainable enhancement of corporate value in consideration of his superior management skills.

No.
4	Masatoshi Sadahisa	(Born October 1, 1964)	Number of shares in the Company held:	39,600 shares

■ Current position and responsibilities at the Company

Director, Senior Executive Managing Officer (In charge of Administration Division, Human Resources Division and Corporate Planning Division)

■ Career summary, important concurrent positions, etc.

	March 1987	Joined the Company

Reappointment	April 2004	Managing Officer and Regional Operating Officer, Kyushu Regional Headquarters of the Company

	April 2010	Managing Officer and Regional Operating Officer, East-Japan Regional Headquarters of the Company

	June 2012	Director and Regional Operating Officer, East-Japan Regional Headquarters of the Company

	April 2014	Director, Senior Managing Officer and Regional Operating Officer, East-Japan Regional Headquarters of the Company

	April 2015	Director, Executive Managing Officer and General Manager, Human Resources Division of the Company

	April 2016	Director, Senior Executive Managing Officer of the Company (to present)

Reason for being nominated as a candidate for Director

Masatoshi Sadahisa has been applying the Company’s management principles—which are “Our Pledge”, “Mission Statement and Corporate Credo”—in actual practice, and has properly made decisions on important management matters and supervised the execution of operations primarily from a strategic perspective. The Company proposes that Mr. Sadahisa be elected to Director, having determined that he is well-versed in all businesses of the Group based on his wealth of experience gained in the sales, human resources and administration divisions, and is well-suited to realize the sustainable enhancement of corporate value in consideration of his superior management skills.

No.
5	Moritaka Nakashima	(Born October 18, 1964)	Number of shares in the Company held:	66,000 shares

■ Current position and responsibilities at the Company Director and Senior Executive Managing Officer (In charge of Pharmacy Business Division) ■ Career summary, important concurrent positions, etc.
	September 1993	Joined the Company

Reappointment	June 2002	Managing Officer of the Company

	April 2005	Executive Managing Officer and General Manager, Pharmacy Business Administrative Department of Sales Administrative Division of the Company

	June 2006	Director, Executive Managing Officer and General Manager, Pharmacy Business Administrative Department of the Company

	April 2009	Executive Managing Officer and General Manager, Pharmacy Business Division of the Company

	June 2013	Director and Deputy General Manager, Pharmacy Support Division of the Company

	April 2014	Director, Senior Managing Officer and Deputy General Manager, Business Support Division of the Company

	April 2015	Director, Executive Managing Officer of the Company

	April 2016	Director, Executive Managing Officer and General Manager, Pharmacy Business Division of the Company

Chairman, Representative Director of S.M.E Co., Ltd.

	April 2017	Director, Senior Executive Managing Officer of the Company (to present)

Reason for being nominated as a candidate for Director

Moritaka Nakashima has been applying the Company’s management principles—which are “Our Pledge”, “Mission Statement and Corporate Credo”—in actual practice, and has properly made decisions on important management matters and supervised the execution of operations primarily from a strategic perspective. The Company proposes that Mr. Nakashima be elected to Director, having determined that he has a wealth of experience and achievements, particularly in the pharmacy business divisions, and is well-suited to realize the sustainable enhancement of corporate value in consideration of his superior management skills.

No.
6	Takao Nakashima	(Born October 3, 1965)	Number of shares in the Company held:	36,320 shares

■ Current position and responsibilities at the Company

Director, Senior Executive Managing Officer and General Manager, DtoD Strategy Division (In charge of Kyushu Regional Headquarters, DtoD Strategy Division, Consulting Division and Sales Promotion Division)

■ Career summary, important concurrent positions, etc.

	November 1991	Joined the Company

Reappointment	June 2002	Managing Officer of the Company

	April 2008	Senior Managing Officer and Deputy General Manager, Pharmacy Business Division of the Company

	June 2010	Director and General Manager, Pharmacy Business Department of the Company

	April 2012	Executive Managing Director and General Manager, Pharmacy Division of the Company

	April 2013	Executive Managing Director and General Manager, Pharmacy Support Division of the Company

	April 2014	Director, Executive Managing Officer and Regional Operating Officer, West-Japan Regional Headquarters of the Company

	April 2016	Executive Managing Officer and General Manager, DtoD Strategy Division of the Company

	June 2016	Director, Executive Managing Officer and General Manager, DtoD Strategy Division of the Company

	April 2017	Director, Senior Executive Managing Officer and General Manager, DtoD Strategy Division of the Company (to present)

Reason for being nominated as a candidate for Director

Takao Nakashima has been applying the Company’s management principles—which are “Our Pledge”, “Mission Statement and Corporate Credo”—in actual practice, and has properly made decisions on important management matters and supervised the execution of operations primarily from a strategic perspective. He is well-versed in all businesses of the Group based on his wealth of experience gained in the pharmacy, sales and DtoD strategy divisions. The Company proposes that Mr. Nakashima be elected to Director, having determined that he is well-suited to realize the sustainable enhancement of corporate value in consideration of his superior management skills.

No.
7	Itsuo Tashiro	(Born May 20, 1948)	Number of shares in the Company held:	92,040 shares

■ Current position and responsibilities at the Company Chairman, Director ■ Career summary, important concurrent positions, etc.
	September 1984	Joined the Company

Reappointment	June 1999	Managing Officer of the Company

	April 2005	Managing Officer and Regional Operating Officer, Kyushu Regional Headquarters of the Company

	June 2010	Executive Managing Director and General Manager, Sales Administrative Division of the Company

	April 2011	Senior Managing Director and General Manager, Sales Administrative Division of the Company

	April 2012	Representative Director, President of the Company

	April 2015	Representative Director, President and Chief Executive Officer of the Company

	April 2016	Vice Chairman, Director of the Company

	April 2018	Chairman, Director of the Company (to present)

Reason for being nominated as a candidate for Director

Itsuo Tashiro has been applying the Company’s management principles—which are “Our Pledge”, “Mission Statement and Corporate Credo”—in actual practice, and has been striving toward the sustainable enhancement of corporate value. As a Director not engaged in the execution of operations, he has been properly supervising management and has expressed appropriate opinions on important management matters at the Board of Directors meetings, thereby augmenting the supervisory function of the Board of Directors. On these grounds, the Company proposes that Mr. Tashiro be elected to Director, as he is expected to enhance the effectiveness of supervisory functions of the Board of Directors.

No.
8	Kiyotaka Watanabe	(Born May 31, 1948)	Number of shares in the Company held:	1,800 shares

■ Current position and responsibilities at the Company Director ■ Career summary, important concurrent positions, etc.
	April 1971	Joined Mitsui & Co., Ltd.

Reappointment	July 1997	General Manager, Flat Steel Products Division I, Iron & Steel Products Business Unit, Mitsui & Co., Ltd.

	April 2001	General Manager, Flat Steel Products Division, Iron & Steel Products Business Unit, Mitsui & Co., Ltd.
Candidate for Extermal Director
	March 2002	President & CEO, Mitsui & Co. (Canada) Ltd.

	April 2005	Managing Officer and Chief Operating Officer, Iron & Steel Products Business Unit, Mitsui & Co., Ltd.

	April 2007	Executive Managing Officer and Chief Operating Officer, Iron & Steel Products Business Unit, Mitsui & Co., Ltd.

	April 2008	Executive Managing Officer and General Manager, Kyushu Office, Mitsui & Co., Ltd.

	April 2010	Advisor of Kyushu Electric Power Co., Inc.

	June 2013	Auditor of the Company

	April 2014	Chairman of Mizoe Kensetsu Corporation (to present)

	June 2015	Director of the Company (to present)

Reason for being nominated as a candidate for External Director

Kiyotaka Watanabe has been making use of his wealth of experience and broad insight that he has gained to date including his experience as Executive Managing Officer of Mitsui & Co., Ltd., in the management of the Company and has been helping enhance corporate governance of the Company by providing advice on management in general. Accordingly, the Company proposes that Mr. Watanabe be elected to External Director, having determined that he would continue performing his duties in an appropriate manner into the future.

No.
9	Eiichi Seki	(Born August 13, 1947)	Number of shares in the Company held:	1,600 shares

■ Current position and responsibilities at the Company Director ■ Career summary, important concurrent positions, etc.
	April 1971	Joined The Industrial Bank of Japan, Ltd.

Reappointment	September 2000	Executive Officer of The Industrial Bank of Japan, Ltd. and General Manager of Fukuoka Branch

	April 2002	Managing Executive Officer of Mizuho Bank, Ltd.
Candidate for Extermal Director
	June 2005	Representative Director and President of Kokunai Shinpan Co., Ltd.

	June 2008	Representative Director and Chairman of Rakuten KC Co., Ltd.

	May 2011	Special Advisor of Polaris Capital Group Co., Ltd. (to present)

	July 2011	Advisor of the Company

	March 2013	Auditor of Innova, Inc. (to present)

	June 2016	Director of the Company (to present)

	April 2017	Director and Chairman, Yodogawa Transformer Co., Ltd.

Reason for being nominated as a candidate for External Director

Eiichi Seki has been making use of his wealth of experience and broad insight in finance that he has gained to date including his experience as Managing Executive Officer of Mizuho Bank, Ltd., in the management of the Company and has been helping enhance corporate governance of the Company by providing advice on management in general. Accordingly, the Company proposes that Mr. Seki be elected to External Director, having determined that he would continue performing his duties in an appropriate manner into the future.

10
No.
10	Takashi Kamite	(Born January 21, 1958)	Number of shares in the Company held:	0 shares

■ Current position and responsibilities at the Company Director ■ Career summary, important concurrent positions, etc.
	April 1976	Joined The Dai-Ichi Kangyo Bank, Ltd.

Reappointment	October 2006	General Manager, Akabane Branch of Mizuho Bank, Ltd.

	April 2009	Executive Officer of Tokyo Auto Leasing Co., Ltd.
Candidate for Extermal Director
	April 2010	General Manager, Metro Tokyo Business Unit of Century Tokyo Leasing Corporation

	June 2011	Executive Officer, Deputy President, Metro Tokyo Business Unit, Deputy President, East Japan Business Unit and Deputy President, West Japan Business Unit of Century Tokyo Leasing Corporation

April 2014
Executive Officer, Assistant to Director in charge of Metro Tokyo Business Unit, Assistant to Director in charge of Regional Business Unit, Deputy President, Business Promotion and Support Unit, and General Manager of Solution Support Division of Century Tokyo Leasing Corporation

	April 2015	Managing Executive Officer, President, Metro Tokyo Business Unit of Century Tokyo Leasing Corporation

	April 2017	Managing Executive Officer, President, Metro Tokyo Business Unit, and Deputy President, Regional Business Unit of Tokyo Century Corporation

	June 2017	Director of the Company (to present)

April 2018
Managing Executive Officer, President, Metro Tokyo Business Unit, President, Regional Business Unit, and Deputy President, Equipment Leasing Business Development Unit of Tokyo Century Corporation (to present)

Reason for being nominated as a candidate for External Director

Takashi Kamite serves as Managing Executive Officer of Tokyo Century Corporation. The Company proposes that Mr. Kamite be elected to External Director, having determined that as an External Director of the Company, he will express his opinions on decision-making of the Board of Directors and the execution of duties of Directors from an objective viewpoint, based on the broad insight as a business executive that he has gained to date.

Notes:

1.
There are lease transactions between Tokyo Century Corporation of which Takashi Kamite serves as a Managing Executive Officer, and the Company.
No such interest exists with respect to other candidates.

2.
Kiyotaka Watanabe, Eiichi Seki and Takashi Kamite are candidates for External Directors.
The Company has declared Kiyotaka Watanabe and Eiichi Seki as Independent Directors, pursuant to the provisions of the Tokyo Stock Exchange, Inc.

3.	The terms of office of the respective External Directors in the Company are as follows:

(1)	Kiyotaka Watanabe will have served as External Director for three years at the conclusion of this General Meeting of Shareholders;

(2)	Eiichi Seki will have served as External Director for two years at the conclusion of this General Meeting of Shareholders; and

(3)	Takashi Kamite will have served as External Director for one year at the conclusion of this General Meeting of Shareholders.

4.	Kiyotaka Watanabe was formerly an External Auditor of the Company.

5.
Article 28 of the Articles of Incorporation of the Company prescribes that the Company may conclude an agreement with Directors (excluding directors with executive authority, etc.) to limit liability for damages to the Company to within a certain scope. Pursuant to that Article, the Company has entered liability limitation agreements under Article 427, Paragraph 1, of the Companies Act with Itsuo Tashiro, Kiyotaka Watanabe, Eiichi Seki and Takashi Kamite.

The Company plans to continue the agreement with Itsuo Tashiro, Kiyotaka Watanabe, Eiichi Seki and Takashi Kamite if their appointments are approved.

An outline of the agreement is as follows.

(1)
In a case where a Director (excluding directors with executive functions, etc.) is liable for damages with respect to the Company due to his/her failure to perform duties, he/she shall be liable up to the minimum liability amount prescribed in Article 425, Paragraph 1 of the Companies Act.

(2)	The aforementioned liability limit is applicable only where the Director acted in good faith and was not grossly negligent in the performance of his/her duties that gave rise to such liability.

6.	As of April 1, 2018, the Company has instituted a 2-for-1 common stock split. The “Number of shares of the Company held” as described above is the number of shares after such stock split.

End

 [Reference] Criteria for Judging Independence of External Officers (External Directors and External Auditors)

The Company has established the following criteria for judging independence of External Officers (External Directors and External Auditors) to enhance its corporate governance functions based on the independence requirements established by the Tokyo Stock Exchange, Inc.

An external officer shall not be:

1. a person who currently serves, or formerly served, as an executive (Note 1) of the Group;

2. a person who is, or formerly was, a person for whom the Group is a major client (Note 2) or its executive in the current fiscal year or in the past five (5) fiscal years;

3. a person who is, or formerly was, a major client of the Group or its executive in the current fiscal year or in the past five (5) fiscal years;

4. a consultant, accounting professional including a certified public accountant or legal professional including a lawyer who receives, or formerly received, a large amount of money or other property (Note 3) from the Group in addition to the remuneration for officers in the current fiscal year or in the past five (5) fiscal years;

5. a person who is a relative (in the second degree of kinship) of the following; provided, however, that items (3) and (5) of this paragraph shall apply only in the case of judging independence of an external auditor;

(1) an important person among the executives stated in paragraphs 2 and 3 above (Note 4);

(2) an important person among those stated in paragraph 4;

(3) a representative partner or partner of an accounting auditor of the Group;

(4) an important person among the executives of the Group; or

(5) a Director of the Group who is not an executive;

6. a person who is, or formerly was, an executive of a major shareholder of the Company (Note 5) in the current fiscal year or in the past five (5) fiscal years;

7. a person who is, or formerly was, an executive of a company of which the Group is a major shareholder in the current fiscal year or in the past five (5) fiscal years;

8. an accounting auditor of the Company including, if such accounting auditor is an organization such as a legal entity or partnership, a person who belongs to such organization;

9. a person with whom the Group dispatches or accepts a Director, Auditor or Executive Officer mutually; or

10. a person who receives a large amount of money or other property (Note 3) as a donation from the Group.

(Note)

1. An “executive” shall mean a Director with executive authority, Executive Officer or employee.

2. A “major client” shall mean a company that the amount paid to or received from reaches 2% or more of consolidated net sales of the Group or of such client’s group in transactions with the Group during the aforementioned period.

3. “A large amount of money or other property” shall mean, in the case of an individual, 10 million yen or more annually or, in the case of an organization, an amount exceeding 2% of consolidated net sales of such organization on average during the aforementioned period.

4. An “important person” shall mean a Director, Auditor, Executive Officer or important employee.

5. A “major shareholder” shall mean a person who directly or indirectly holds voting rights representing 10% or more of all voting rights.

(Attachment to Convocation Notice)
Business Report

(April 1, 2017 to March 31, 2018)

1. Overview of the Sogo Medical Group
(1) Development and results of business
In the fiscal year ended March 31, 2018 (FY2017), the Japanese economy experienced a mild recovery　which saw an improvement in the rate of employment and a pickup in individual consumption, backed by improvements in corporate earnings and business confidence.
In the medical sector, fee charges for medical services were revised in April 2016 to further promote “community-based integrated care systems” and “specialization, enhancement and coordination of the various functions of medical care.” More clarity has also been provided on the primary care functions of pharmacies, which are now required to include health support functions and advanced pharmaceutical management functions.
In the context of the above, we provide total management support to medical practices based on consultation, in lilne with the concept of “good medicine through good management”. Further, through our D-to-D business (involving our provision of a support system to facilitate succession to medical practices, medical care coordination and outplacement for doctors) and development of valued pharmacies, we endeavor to enhance good medical care and thereby contribute to the betterment of society.
We launched Action 2020, a three-year, medium-term management plan in April 2017.
In FY2017, which is the first year of this plan, we implemented the development of a regional comprehensive healthcare system to actualize a Japanese healthcare business model, which is the theme of our medium-term management plan. We carried out healthcare mall development, hospital management support, and the creation of valuable pharmacies, and also undertook the addition of functions to, and strengthening of existing businesses, and the expansion of business domains to healthcare related fields to achieve our vision for FY2027.
In the fiscal year ended March 31, 2018 (FY2017), we posted net sales of ¥135,431 million, an expansion of 10.8% year-on-year. This overall growth was driven by the pharmacy business. In the profit front, operating income totaled ¥7,189 million, a rise of 15.1%, ordinary income was ¥7,228 million, an increase of 12.2%., and profit attributable to owners of the parent was ¥4,243 million, an improvement of 12.3%.

An outline of our performance on a segmentalized basis is as follows.

(i)  Medical practice support
A. Consulting
 As of the end of FY2017, the number of registered doctors wanting to transfer/start-up a practice using the DtoD system (a support scheme for the succession, partnership and job-hunting for medical professionals) totaled 74,898 doctors, an increase of 5,739 people from the end of FY2016.
 We are committed to developing regional healthcare malls, which enable local residents to continue to live safely and securely in places they are familiar with. As of the end of FY2017, there are 94 healthcare malls in operation. In the medium-term management plan, we aim to operate 200 healthcare malls by the end of March 2020. We established a system to achieve this goal by strengthening dedicated healthcare mall departments in the Tokyo area and setting up new departments in the Kansai area. We also opened a DtoD healthcare mall website (https://www.clinic-mall.com/) to support the opening of new healthcare malls. Meanwhile, as a part of our consulting for medical professionals to support the diverse workstyles of doctors, we implemented measures to address the various needs of doctors. In addition to traditional medical practice start-up seminars, to help doctors build an ideal career path, we held seminars aimed at making doctor’s dreams become reality and also for female medical professionals.
 Note that on October 2, 2017, we opened the Akasaka Toranomon Clinic. This is a specialized treatment clinic-type healthcare mall that contributes to the division of duties with advanced acute-phase hospitals. This is our first cutting-edge initiative to support medical practice start-ups and hospital management.
 Owing to these and other measures, sales in the consulting business totaled ¥2,247 million, a growth of 10.4% versus a year earlier. This reflects an increase in consulting revenue, including that for management support, and revenue from consulting on start-ups, including healthcare malls.

B. Rental
 In product development, on January 5, 2018 we launched the EAST VIEW, a long TV arm for bed use by dialysis patients. This is our own original product which features new functions based on requests from people in the medical frontlines. This is the only product in Japan where the arm has been integrated as a single unit with the TV.
 In the sales front, continuing on from the previous fiscal year, we responded to contract renewal needs following the transition by hospitals (rental customers) to terrestrial digital broadcasting. Sales of goods (sublease rental), which is recorded as flow income, declined in FY2017 due to impact from the extension of rental contracts and conversion to a stock-style business. Consequently, net sales were ¥5,676 million, a decrease of 17.0% year-on-year.

C. Leasing / Installment
 The market environment remains weak due to impact from negative interest rates. We newly installed and replaced medical equipment at healthcare malls, medical practice start-ups, and hospital reconstruction projects, by leveraging our consulting strength. Although leasing contracts increased compared with a year earlier, there was negative impact from a conversion to the stock-style business for leasing contracts and a decline in sales of goods (sublease rental). Accordingly, sales totaled ¥9,700 million, a drop of 4.5% year-on-year.

D. Others
 Sales totaled ¥6,923 million, an expansion of 10.2% in contrast with a year earlier, in part reflecting an increase in sales related to the design and construction of medical facilities.

 In light of the above performance, we posted sales in the medical practice support business of ¥24,548 million, a decline of 3.0% year-on-year. Meanwhile, operating income was ¥884 million, a decrease of 10.3%. Although profit in the consulting business rose on the back of an increase in sales, this was mainly offset by negative impact from the conversion to a stock-style business for rental and leasing contracts.

(ii)  Pharmacy
 We undertook our “healthcare station for all” initiative to manage pharmacies that are chosen by the local community.
 We also put into action measures to promote primary-care pharmacists and pharmacies, as proposed in the Ministry of Health, Labour and Welfare’s “Vision of Community Pharmacies for Patients.” We also undertook the training of pharmacists that specialize in certain areas and healthcare support pharmacy measures to address the advanced pharmacological management needs of patients. The number of certified healthcare support pharmacies totaled 89 pharmacies, or roughly 10% of pharmacies nationwide as of the end of FY2017. Healthcare support pharmacy measures included the distribution of healthcare-support leaflets and the hosting of healthcare consultations at pharmacies.
 We are now operating a total of 687 pharmacies, including 18 locations opened in FY2017 (six of which were through M&A).
 Consequently, in the pharmacy business, we booked segment sales of ¥109,918 million, a growth of 14.5% versus a year earlier, and operating income of ¥7,139 million, an increase of 17.6%. This reflects substantial full-year contribution from the acquisition of the Miyonodai Yakkyoku Group (91 pharmacies) in December 2016 as well as benefits from primary pharmacist and pharmacy measures, mainly at existing pharmacies.

(iii)  Others
 Segment sales totaled ¥964 million, a rise of 2.1% year-on-year, and an operating loss of ¥22 million, an improvement of ¥29 million compared with the loss in the same period a year earlier.

(Change in the business segment classification method)
 Beginning in FY2017, we aim to carry out business activities propelled by faster decision-making by developing strategies for each business in accordance with the medium-term management plan. To this end, we revamped our organizational and management structure so as to pivot around our businesses, and we revised the method we use to classify our business segments. Our reporting segments are now the “medical practice support,” “pharmacies,” and “others,” as opposed to our previous segments (Higashinihon (East Japan), Nishinihon (West Japan), and Kyushu).
We have reshuffled our business segments for the previous fiscal year to make it possible to conduct year-on-year comparisons.

(Segment Performance)
(millions of yen)
	FY2016	FY2017	Change	Change (%)
Sales	122,216	135,431	13,215	10.8
Medical practice support	25,305	24,548	(756)	(3.0)
Consulting	2,035	2,247	212	10.4
Rental	6,836	5,676	(1,159)	(17.0)
Leasing and Installment Sales	10,153	9,700	(452)	(4.5)
Others	6,280	6,923	642	10.2
Pharmacies	95,966	109,918	13,951	14.5
Others	944	964	20	2.1
Operating Income	6,248	7,189	940	15.1
Medical practice support	986	884	(101)	(10.3)
Pharmacies	6,069	7,139	1,070	17.6
Others	(52)	(22)	29	―
Reconciliation (Note)	(754)	(811)	(57)	―
Ordinary Income	6,440	7,228	787	12.2
Profit attributable to owners of parent	3,779	4,243	463	12.3
(Note) “Reconciliation” is mainly the head office expenditure which is not allocated to respective reporting segments.

Reference	Sales Performance (by business line)
(millions of yen)
Classification			FY2016	FY2017	Change (%)
Medical Practice Support	Consulting	Consulting	1,483	1,717	15.8
		Practice transfer/start up support	551	530	(3.9)
		Total	2,035	2,247	10.4
	Rental	Sales of rental contracts	2,003	917	(54.2)
		Rental	4,832	4,758	(1.5)
		Total	6,836	5,676	(17.0)
	Leasing/Installment	Sales of leasing contracts	7,774	7,142	(8.1)
		Leasing	711	608	(14.5)
		Installment	597	607	1.6
		Sale of medical equipment	1,070	1,342	25.5
		Total	10,153	9,700	(4.5)
	Others	Design & Construction	1,753	1,762	0.5
		Others	4,526	5,160	14.0
		Total	6,280	6,923	10.2
	Total		25,305	24,548	(3.0)
Pharmacies	Dispensing	Prescription drugs fees	70,501	79,551	12.8
		Dispensing technical fees	23,966	28,368	18.4
		Total	94,467	107,919	14.2
	Non-prescription drugs		1,499	1,998	33.3
	Total		95,966	109,918	14.5
Others			944	964	2.1
Total			122,216	135,431	10.8

(Note)	1.	Intra-business transactions are offset.
	2.	“Sales of contracts” involves the business in which we lease properties to users and sell such properties to leasing companies. We collect credits from the users on behalf of the leasing companies and deliver the collected amount to the leasing companies. The margin between the purchase price of the property from supplier and the selling price to the leasing company is our profit.

(2) Capital investment and financing
Total capital investment in FY2017 amounted to 4,550 million yen (inclusive of hire purchase and leasing). Major capital investments made are as follows:
(i) Medical practice support
A total capital investment of 2,739 million yen was made on lease assets.
(ii) Pharmacies
A total capital investment of 1,643 million yen was made on pharmacies, etc.
(iii) Others
A total capital investment of 57 million yen was made on facilities and buildings.

Capital investments were made mainly through installment payment and cash in hand.

(3) Changes in assets and profit/loss
(millions of yen)
Change	FY2014	FY2015	FY2016	FY2017
Net sales	107,945	120,776	122,216	135,431
Ordinary income	5,227	6,196	6,440	7,228
Net income attributable to owners of the parent	2,774	2,318	3,779	4,243
Net income per share	96 yen 10 sen	77 yen 33 sen	126 yen 26 sen	141 yen 74 sen
Total assets	69,811	74,621	86,760	89,748
Total net assets	26,521	29,646	32,880	36,526
Net assets per share	912 yen 07 sen	983 yen 57 sen	1,089 yen 23 sen	1,210 yen 69 sen
(Note) 2:1 stock splits of our common shares were implemented on April 1, 2015 and April 1, 2018. Net assets per share and net income per share were calculated on the assumption that the stock split had been conducted at the start of the consolidated fiscal year of 2015.

 (4) Issues to be addressed
We launched the “Action 2020”, which is our mid-term management plan for the three years beginning from Apri　l2017. We will continue in our efforts to ensure that our mid-term management plan stays on course as at March 2019, which is the second year of the plan.

(i) Basic management policy
In accordance with the concept of “Good Medical Practice through Good Management”, the basic policy of Sogo Medical is to “contribute to building a better society through good medical practice” underpinned by total healthcare management support which is backed by our consulting business.

(ii) Management indicators which serve as goals
We launched Action 2020, a three-year, medium-term plan, from April 2017. The goals for this plan, which will wrap up in the fiscal year ending March 31, 2020, are as follows.

Consolidated net sales	¥160,000 million (organic growth)
EBITDA margin	9% or higher
Capital Investments	Appropriation of ¥20,000 million during the three years of the plan (separate capital to be actively used for M&A and partnerships)
Dividend Payout Ratio	Maintain 20% or higher

(iii) Medium/long-term corporate strategy
A Positioned as the medium-term management plan for the fiscal year ending March 31, 2028 (FY2027)
○Mission
We shall work to contribute to the building of a better society through good medical practice.
○Vision for FY2027
Completion of a Japanese healthcare business model that supports a regional comprehensive healthcare system
○Image of the completed Japanese healthcare business model
Development of an infrastructure for a regional healthcare network by offering hospital management assistance and ideal healthcare malls through the creation of the DtoD system and valuable pharmacies
○Position of the medium-term management plan Action 2020
This plan aims to realize a Japanese healthcare business model. It is positioned as a three-year plan that is a stepping stone toward the achievement our vision for FY2027.

B Vision for the fiscal year ending March 31, 2020
Promotion of healthcare malls as a way of solving wide-ranging social issues.
Adding home medical and home nursing care functions to healthcare malls, developing a system for efficient and effective healthcare by dividing healthcare functions, and strengthening primary pharmacy functions, thereby contributing to the creation of regional comprehensive healthcare system. In addition, taking into account future population demographics, healthcare demand, and urban development, healthcare malls will support the formation of compact cities.

Promoting the creation of an infrastructure for a regional healthcare network

1	Developing healthcare malls	Central role in a healthcare complex, which offers medical and nursing functions, and assistance in everyday life as a social infrastructure ~Growing to 200 healthcare malls
2	Supporting hospital management	Assisting in the division of hospital functions and supporting collaborations to build a regional comprehensive care system ~Offering management support to 37 hospitals~
3	Creating valuable pharmacies	Supporting regional comprehensive care systems as a healthcare station for all ~Increase by 2.3 million prescriptions (20% rise) owing to organic growth~
4	To achieve our vision for FY2027	Adding functions to and strengthening existing businesses and expanding business domains to healthcare related fields
We appreciate the continued support and guidance of our valued shareholders.

(5) Status of significant subsidiaries
(i) Status of significant subsidiaries

Name	Capital (Million)	Shareholding Ratio (%)	Principal Business Over
Somtech Co., Ltd.	30	100.0	The planning, design, and construction of medical facilities
Hokendohjinsha Inc.	59	61.6	Medical･Healthcare Information Services
Sogo Medical Pharmacy Chubu Co., Ltd.	10	100.0	Pharmacy Management
Aoba Pharmacy Co., Ltd.	20	100.0	Pharmacy Management
Maeda & Co., Ltd.	15	100.0	Pharmacy Management
Taikodo Yakkyoku Honten Co., Ltd.	3	100.0	Pharmacy Management
Beauty Drug Saito Co., Ltd.	50	100.0	Pharmacy Management
Shokando Co., Ltd.	10	100.0	Pharmacy Management
Miyonodai Pharmacy Co., Ltd.	10	100.0	Pharmacy Management
Motoki Pharmacy Co., Ltd.	10	100.0	Pharmacy Management
Sun Villa Co., Ltd.	200	100.0	Senior living associated with nursing service
(ii) Status of special wholly-owned subsidiaries as at the closing date of the fiscal year
We had no special wholly-owned subsidiary as at the closing date of the fiscal year.

(6) Our main businesses (As of March 31, 2018)
The Sogo Medical Group consists of the Company and 31 consolidated subsidiaries and conducts the following businesses.

Business Category	Detail of Business
Medical Practice Support	(Consultancy) Consulting for management of medical practice, outplacement for doctors and support for establishment of medical institutions, etc.
(Rental) Rental and sale of TV for inpatients
(Leasing and installment) Lease, sale by installments and trade of medical equipment
(Others) Planning, design and construction of medical institutions, provision of information of medical care and health care, etc.
Pharmacy	Management of dispensing pharmacies
Other Businesses	Management of nursing homes

(7) Our main offices (As of March 31, 2018)
 (i) Branches etc. (3 offices ,23 branches,4 sales offices,1 branch office)
Higashinihon	Nishinihon	Kyushu
Higashinihon Office	Nishinihon Office	Kyushu Office
Sapporo Branch	Osaka Branch	Kitakyushu Branch
Morioka Sales Office	Kyoto Branch Office	Fukuoka Branch
Sendai Branch	Kobe Branch	Nagasaki Branch
Kitakanto Branch (Takasaki)	Okayama Branch	Kumamoto Branch
Saitama Branch	Hiroshima Branch	Oita Branch
Tokyo Branch	Yamaguchi Branch	Miyazaki Branch
Yokohama Branch	Takamatsu Branch	Kagoshima Branch
Hokuriku Sales Office (Kanazawa)	Matsuyama Branch	Okinawa Branch (Naha)
Matsumoto Sales Office	Kochi Sales Office
Shizuoka Branch
Nagoya Branch

(ii) Dispensing Pharmacies (687 dispensing pharmacies)
Location	Pharmacies	Location	Pharmacies	Location	Pharmacies	Location	Pharmacies
Higashinihon	348 stores	Chiba Prefecture	18 stores	Nishinihon	171 stores	Kagawa Prefecture	10 stores
Hokkaido	24 stores	Tokyo	89 stores	Shiga Prefecture	2 stores	Ehime Prefecture	6 stores
Iwate Prefecture	7 stores	Kanagawa Prefecture	27 stores	Kyoto	3 stores	Kochi Prefecture	1 stores
Miyagi Prefecture	2 stores	Toyama Prefecture	5 stores	Osaka	39 stores	Kyushu	168 stores
Akita Prefecture	2 stores	Fukui Prefecture	6 stores	Hyogo Prefecture	30 stores	Fukuoka Prefecture	77 stores
Yamagata Prefecture	1 stores	Nagano Prefecture	5 stores	Nara Prefecture	1 stores	Saga Prefecture	5 stores
Fukushima Prefecture	8 stores	Gifu Prefecture	14 stores	Wakayama Prefecture	20 stores	Nagasaki Prefecture	24 stores
Ibaraki Prefecture	6 stores	Shizuoka Prefecture	6 stores	Shimane Prefecture	5 stores	Kumamoto Prefecture	20 stores
Tochigi Prefecture	9 stores	Aichi Prefecture	40 stores	Okayama Prefecture	12 stores	Oita Prefecture	10 stores
Gunma Prefecture	25 stores	Mie Prefecture	11 stores	Hiroshima Prefecture	22 stores	Miyazaki Prefecture	19 stores
Saitama Prefecture	43 stores			Yamaguchi Prefecture	17 stores	Kagoshima Prefecture	8 stores
				Tokushima Prefecture	3 stores	Okinawa Prefecture	5 stores

(8) Employee (As of March 31 , 2018)
Segment classification	Employees
Medical Practice Support	626 (376) people
Pharmacies	3,091 (946) people
Other Activities	111 (29) people
Corporate	150 (32) people
Total	3,978 (1,383) people

(Note)
The number of employees indicated above represents the number of employees currently working in our group (i.e., excluding those seconded entities outside the group but including those seconded to the group from entities outside the group). The numbers in (###) represent the number of part time employees and temporary workers.

(9) Banking relationship (As of March 31, 2018)
Bank	Balance of borrowings
The Bank of Fukuoka ,Ltd.	7,413	Million yen
Mizuho Bank ,Ltd.	4,237	Million yen

(10) Surplus dividends policy
Our basic policy is to improve our earning capacity and the quality of our business through efficient management, and to endeavor to provide consistent shareholder returns through regular distribution of dividends based on the extent of our earnings.
Under this basic policy, we have determined with respect to the number of dividend distributions per fiscal year, to pay out interim and year-end dividends from our surplus funds.
With respect to the governing body that makes decisions concerning dividends distributed from surplus funds, our Articles of Incorporation provide that “Unless otherwise provided for by laws and regulations, the Company shall make decisions concerning dividend from the surplus and any other matters set forth in each item of Article 459, Paragraph 1 of the Corporation Act by a resolution of the Board of Directors and not by a resolution of a meeting of shareholders.” in order to enable our adoption of flexible capital and dividend policies. Our Articles of Incorporation also provide that the Company may distribute interim dividends under Article 454, Paragraph 5 of Companies Act, based on the record date of September 30. In accordance with such basic policy, our annual dividends per share for the current fiscal year amounted to 60.0 yen, comprising year-end dividends of 32.5 yen (inclusive of memorial dividends of 5.0 yen per share) and interim dividends of 27.5 yen, at the dividend payout ratio (consolidated) of 21.2%.

Under our “Action 2020” midterm management plan, which began in April 2017, we have set to the target of “maintaining a 20% or higher dividend payout ratio.” In accordance with this policy, our annual dividend for the next fiscal year is expected to be 27.5 yen (comprising interim dividends of 13.75 yen and year-end dividends of 13.75 yen) per share. Since we have implemented a 2:1 stock split of our common shares as of April 1, 2018, the dividend expected to be distributed on March 2019 will determined in consideration of the stock split.
Further, to express our gratitude to our valued shareholders for their continuous support, to make our shares more attractive and to increase the number of our mid-long term investors, we have also introduced hospitality programs for our stockholders.

2. Shareholder Conposition (As of March 31, 2018)
(1) Aggregate Number of Shares Authorized to Be Issued	40,000,000	shares
(2) Total Number of Issued Shares	15,340,156	shares	(including 372,843 treasury shares)
(3) Number of Shareholders	6,828	shareholders
(4) Major Shareholders (Top10 Largest Shareholders)

Name of Shareholder	Number of Shares Held	Shareholding Ratio
Mitsui & Co., Ltd.	3,819,554	25.51
THE SFP VALUE REALIZATION MASTER FUND LIMITED	932,000	6.22
Tokyo Century Corporation	722,000	4.82
The Bank of Fukuoka, Ltd.	615,000	4.10
Japan trustee Services Bank, Ltd.(trust account)	528,300	3.52
Hirosada Oyamada	453,774	3.03
The Kitakyushu Bank, Ltd.	404,000	2.69
The Master Trust Bank of Japan, Ltd. (trust account)	293,100	1.95
THE CHASE MANHATTAN BANK, N.A. LONDON SPECIAL OMNIBUS SECS LENDING ACCOUNT	262,500	1.75
Employees Shareholders’ Association of Sogo Medical	220,380	1.47

(Note)	1.	Treasury shares (numbering 372,843) are excluded for purposes of listing the major shareholdings above.
	2.	Shareholding ratios have been calculated without taking treasury shares into account.
	3.	A 2:1 stock split of our common shares was implemented on April 1, 2018. The change in dividend distribution per share above is based on dividend distributions before the stock split. With respect to shareholder composition as of March 31, 2018, the numbers of shares represent the number of shares held before the stock split.

3.Officers
 (1) Directors , Audit & Supervisory Board Member (As of March 31, 2018)

Title	Name	Role and concurrent duties
Representative Director, President and Chief Executive Officer	Kenji Sakamoto	In charge of Audit Department, Corporate Planning Division
Representative Director, Executive Vice President	Shinya Mikita	In charge of Higashinihon Office
Director & Senior Executive Managing Officer	Makoto Kuroda	In charge of Nishinihon Office
Director & Senior Executive Managing Officer	Masatoshi Sadahisa	In charge of Administration Division, Human Resources Division
Director & Senior Executive Managing Officer	Moritaka Nakashima	In charge of Pharmacy Business Division, Chairman and Executive Director of S.M.E. Co., Ltd.
Director & Senior Executive Managing Officer	Takato Nakashima	In charge of Kyushu Office, DtoD Strategy Division, Consulting Division, Medical Practice Support Business Division
Director & Vice Chairman	Itsuo Tashiro
Director (External Director)	Kiyotaka Watanabe	Chairman of Mizoe Construction Co., Ltd.
Director (External Director)	Eiichi Seki	Special Advisor of Polaris Capital Group Co., Ltd. Corporate Auditor of Innova, inc.
Director (External Director)	Takashi Kamite	Managing Executive Officer and Sales Manager in charge of Tokyo metropolitan district division of Tokyo Century Corporation
Standing Auditor	Shoji Hirao
Standing Auditor	Seio Yamakawa
Auditor	Naomasa Mitsukado	Chief of Mitsukado Law Office
Auditor	Setsuko Gondo	Senior Partner of Tax Accountant Corporation Kyushu Godo Zeimu Kaikei, Gondo Setsuko Tax Office and Auditor-Secretary of Social Welfare Corporation Glow

(Note)	1.
Directors: Kiyotaka Watanabe, Eiichi Seki, and Takashi Kamite are external directors. The Company has notified the Tokyo Stock Exchange that Mr. Kiyotaka Watanabe and Mr. Eiichi Seki are our Independent Director, pursuant to the Securities Listing Regulations of the Tokyo Stock Exchange.

	2.	Auditors: Seio Yamakawa, Naomasa Mitsukado and Setsuko Gondo are external auditors.The Company has notified the Tokyo Stock Exchange that Mr. Seio Yamakawa, Naomasa Mitsukado and Setsuko Gondo are our Independent directors, pursuant to the Securities Listing Regulations of the Tokyo Stock Exchange
	3.	The members of our auditing department are many years of accumulated experience. Auditor Shoji Hirao has adequate knowledge of internal auditing. Auditor Seio Yamakawa has the requisite knowledge, developed through his career as a manager at a financial institution, to provide supervision of corporate management matters. Auditor Naomasa Mitsukado is a lawyer and with specialized expertise of corporate legal affairs. Auditor Setsuko Gondo is a qualified tax accountant and with specialized expertise in matters of finance and accounting.

4. The titles, names and roles or significant concurrent duties of our directors as of April 1, 2018 are as follows:
Title	Name	Role or significant concurrent duties
Representative Director, President and Chief Executive Officer	Kenji Sakamoto	In charge of Audit Division, Office of the President
Representative Director, Executive Vice President	Shinya Mikita	In charge of Higashinihon Office, Business Development Division
Director & Senior Executive Managing Officer	Makoto Kuroda	In charge of Nishinihon Office
Director & Senior Executive Managing Officer	Masatoshi Sadahisa	In charge of Administration Division, Human Resources Division, Corporate Planning Division
Director & Senior Executive Managing Officer	Moritaka Nakashima	In charge of Pharmacy Business Division
Director & Senior Executive Managing Officer	Takato Nakashima	In charge of Kyushu Office, DtoD Strategy Division, Consulting Divsion, Sales Promotion Division
Director & Vice Chairman	Itsuo Tashiro
Director (External Director)	Kiyotaka Watanabe	Chairman of Mizoe Construction Co., Ltd.
Director (External Director)	Eiichi Seki	Special Advisor to Polaris Capital Group Co., Ltd. Corporate Auditor of Innova, inc.
Director (External Director)	Takashi Kamite	Managing Executive Officer, President, Metro Tokyo Business Unit, President, Regional Business Unit, and Deputy President, Equipment Leasing Business Development Unit of Tokyo Century Corporation

Reference	Corporate Executive Officer (As of March 31, 2018)

Title	Name	Duties
Executive Managing Officer	Kohichi Hashimoto	In charge of Special Assignment by President, Assistant to President
Executive Managing Officer	Joji Haraguchi	Manager of Kyusyu Office
Executive Managing Officer	Yuriko Tanigawa	Manager of Pharmacy Management Division
Executive Managing Officer	Akihiro Shitozawa	Manager of Medical Practice Support Business Division Manager of New Business Development Division
Senior Managing Officer	Takahide Terada	Assistant to Manager of Kyusyu Office Dispatched to HAMIQ
Senior Managing Officer	Genichi Shinmura	Deputy Manager of DtoD strategy Division
Senior Managing Officer	Kazuya Watabe	Manager of Administration Division Manager of General Affairs Department
Senior Managing Officer	Shigeyuki Nakano	Manager of Higashinihon Office
Managing Officer	Takamichi Okuno	Assistant Manager of Administration Division
Managing Officer	Nobuo Fujii	Assistant to Manager of Higashinihon Office
Managing Officer	Toshikazu Matsuo	Assistant Manager of Pharmacy Business Division
Managing Officer	Osamu Yamasaki	Manager of Nishinihon Office
Managing Officer	Masatomo Hara	Assistant Manager of Pharmacy Business Division Manager of In-Home care promotion Business Department
Managing Officer	Katsuyuki Honda	Manager of Human Resources Division Manager of Hiring Department
Managing Officer	Tetsuro Irie	Manager of Consulting Division Manager of Consulting Promotion Department
Managing Officer	Takeshi Togami	Manager of Management Strategy Division
Managing Officer	Tadahiro Dantsuka	Assistant Manager of Management Strategy Division

As of April 1, 2018, some of the titles and duties of our executive officers have been changed. The executive officers who are not director are as follows:

Title	Name	Duties
Executive Managing Officer	Kohichi Hashimoto	Chief of President’s Office
Executive Managing Officer	Joji Haraguchi	Manager of Kyusyu Office
Executive Managing Officer	Yuriko Tanigawa	Manager of Pharmacy Business Division
Executive Managing Officer	Akihiro Shitozawa	Manager of Sales Promotion Division
Executive Managing Officer	Shigeyuki Nakano	Manager of Business Development Division
Senior Managing Officer	Takahide Terada	Assistant to Manager of Kyusyu Office Dispatched to HAMIQ
Senior Managing Officer	Genichi Shimmura	Deputy Manager of DtoD Strategy Division
Senior Managing Officer	Kazuya Watabe	Manager of Administration Division Manager of General Affairs Department
Senior Managing Officer	Nobuo Fujii	Assistant to Manager of Business Development Division
Senior Managing Officer	Osamu Yamasaki	Manager of Nishinihon Office
Senior Managing Officer	Katsuyuki Honda	Manager of Human Resources Division Manager of Hiring Department
Managing Officer	Toshikazu Matsuo	Assistant Manager of Pharmacy Business Division
Managing Officer	Masatomo Hara	Assistant Manager of Pharmacy Business Division Manager of In-Home Care Promotion Business Department
Managing Officer	Tetsuro Irie	Manager of Consulting Division Manager of Consulting Promotion Department
Managing Officer	Takeshi Togami	Manager of Management Strategy Division
Managing Officer	Tadahiro Dantsuka	Manager of Management Strategy Division
Managing Officer	Mitsuhiro Tateyama	Manager of Higashinihon Office

 (2) Details of contracts for limitation of liability
Contracts for limitation of liability for damages have been executed between the Company, directors (excluding those who are executive directors, etc.) and auditors, pursuant to Article 427, Paragraph 1 of Companies Act.
The maximum liability for damages pursuant to such contracts is the applicable minimum amount of liability as set forth in Article 425, Paragraph 1 of Companies Act, to the extent that the director/auditor has performed his or her duties in good faith and without gross negligence

(3) Remunerations for Directors and Auditors

Category	Number of recipients	Totally by form of remuneration (yen in million)
Board of Directors (External Director)	12	234
	(4)	(16)
Audit & Supervisory Board Members (External Auditor)	5	33
	(4)	(21)
Total	17	267

(Note)	1.	Remuneration for our directors is inclusive of profit-based compensation of for the current business year which was resolved at the board of directors meeting on May 21, 2015.
	2.	The maximum limit of the aggregate fixed remuneration for directors (exclusive of the salaries of directors who are also employees) was resolved to be an amount not exceeding 300 million yen per annum and the maximum limit of the aggregate variable portion of remuneration for directors was resolved to be an amount not exceeding 2% of the net earnings (on a consolidated basis) of the previous business year at the 34th ordinary shareholders’ meeting held on June 20, 2012.
	3.	The limit of remunerations for auditors was resolved to be no more than 50 million yen per annum at the 24th ordinary shareholders’ meeting held on June 18, 2002.

(4) Matters related to External Director
(i) Concurrent post of our director/auditor who is an executive of other company and our relationship with such other company (As of March 31, 2018)
Director Kiyotaka Watanabe is the chairman of Mizoe Construction Co., Ltd. There is no personal, business or other relationship involving a conflict of interest between the Company and Mizoe Construction Co., Ltd..
Director Takashi Kamite is the managing executive officer of Tokyo Century Corporation. The Company has business dealings with Tokyo Century Corporation through certain lease transactions.
Auditor Naomasa Mitsukado is the head of Mitsukado Law Office. There is no personal, business or other relationship involving a conflict of interest between the Company and Mitsukado Law Office.
Auditor Setsuko Gondo is the senior partner of Tax Accountant Corporation Kyushu Godo Zeimu Kaikei, Gondo Setsuko Tax Office. There is no personal, business or other relationship involving conflict of interest between the Company and Tax Accountant Corporation Kyushu Godo Zeimu Kaikei, Gondo Setsuko Tax Office.

(ii) Activities in the Current Fiscal Year
Title	Name	Attendance at Board of Dirctors	Attendance at Board of Auditors	Remarks
Board of Directors	Kiyotaka Watanabe	13 out of 13	―	Remarks based on extensive experience and knowledge in other companies.
	Eiichi Seki	13 out of 13	―	Remarks based on extensive experience and knowledge in other companies.
	Takashi Kamite	11 out of 11	―	Remarks based on extensive experience and knowledge in other companies.
Audit & Supervisory Board Members	Seio Yamakawa	11 out of 11	12 out of 12	Remarks based on extensive experience and knowledge in other companies.
	Naomasa Mitsukado	12 out of 13	13 out of 15	Remarks mainly from the technical perspective of a lawyer
	Setsuko Gondo	12 out of 13	15 out of 14	Remarks mainly from the technical perspective of a tax accountant

(Note)	1.	Attendance does not count participation in the board resolution made in writing.
	2.	Director Takashi Kamite was newly appointed at the 39th ordinary shareholders’ meeting held on June 22, 2017 and his attendance is calculated from his appointment in the current fiscal year.
	3.	Auditor Seio Yamakawa was newly appointed at the 39th ordinary shareholders’ meeting held on June 22, 2017 and his attendance is calculated from his appointment in the current fiscal year.

4. Accounting Auditor
 (1) Name of Accounting Auditor:   Deloitte Touche Tohmatsu LLC

 (2) Remuneration for Accounting Auditor for the Current Fiscal Year

Classification	Amount paid
Remuneration for accounting auditor for the current fiscal year	41	million yen
Total amount of monetary and other property benefits provided by the company and its subsidiaries to accounting auditor	42	million yen

(Note)	1.	The Board of Auditors has reviewed the reasonableness of the audit plan and remuneration for the audit related to the current business year in consideration of the Operational Guidelines for Collaboration with Accounting Auditor, published by the Japan Audit & Supervisory Board Members Association, and has agreed on the Remuneration for our accounting auditors under Article 399, Paragraph 1 of Companies Act.
	2.	The amount of remuneration indicated for the current fiscal year is the aggregate amount as there is no clear distinction between the amount of remuneration for the audit conducted by the accounting auditor under the Companies Act and the amount of remuneration for the audit conducted under Financial Instruments and Exchange Act under the audit contract between the Company and the accounting auditor. Moreover, such distinction is impracticable.
	3.	The Company remunerates the accounting auditor for advice and instructions on BCP (Business Continuity Plan) training in addition to the services set forth in Article 2, Paragraph 1 of Certified Public Accountants Act.

(3) Policies on dismissal of or refusal to reappoint accounting auditor
If the board of auditors finds that the accounting auditor has been inadequate in the performance of its duties and that retaining the accounting auditor may pose a significant impediiment to the Company, the board of auditors is required to duly discuss the reasonableness of changing the accounting auditor and submit a proposal for the dismissal or a refusal to reappoint the accounting auditor to shareholders at a general shareholders’ meeting.
Additionally, if the accounting auditor is found to fall under any of the items set forth in Article 340, Paragraph 1 of Companies Act, the board of auditors is required to dismiss the accounting auditor, if the unanimous consent of all auditors is obtained for such dismissal. In such a case, an auditor elected by the board of auditors will be required to report the dismissal (and the reason therefor) ti shareholders at the first general meeting of shareholders that is convened after the dismissal.

5. System to ensure appropriateness of operations and status of implementation of the system
(1) Overview of system for ensuring appropriateness of operations
The following is an overview of the matters decided upon on a system to ensure appropriateness of the execution of directors’ duties. This system complies with applicable laws and regulation as well as the Company’s Articles of Incorporation and other the system to ensure appropriateness of operations:
　1)　System for compliance with laws and regulations
　The system to ensure execution by the directors and employees of Sogo Medical Group (the “Group”) of their respective duties complies with applicable laws and regulation as well as the Company’s Articles of Incorporation.
a. For directors and employees at the Group to perform their duties with corporate social responsibility and corporate ethics in mind, the Company will put its compliance policy (Sogo Medical action standards) into practice, while making the policy thoroughly understood and enforced.
b. In order for directors and employees of the Group to perform their duties in accordance with the law and the articles of association, the Group will place a director in charge of compliance (legal department management officer) as well as form an internal control committee which is managed by the compliance division (according to policies of dividing duties).
c. Set up a help desk, which employees can contact with requests for advice or to report information and get a speedy response.
d. In order to enhance compliance knowledge among directors and employees of the Group, the Group will upgrade training as part of its efforts to improve knowledge of respecting compliance.
e. The audit division of the Company will conduct an internal audit of its subsidiaries, in consideration of the size and business conditions of the respective subsidiaries, based on its internal auditing regulations, group company management and support regulations.

　2)　System on storing and management of information
　System for storing and managing information related to work carried out by directors.
a. Based on the law and the Company’s own internal regulations, directors make and keep the minutes of board meetings and other information related to important work duties as well as the decisions made which are collectively recorded and managed appropriately
b. Establish “document management regulations” for directors’ decisions and reports based on which it will store and manage the information
c. Information shall be managed carefully based on its information management and information system management regulations.

　3)　Risk management system
　Regulations on the Group’s risk management and other systems
a. Install a function in the compliance division that supervises risk management of the entire Group and place a director in charge of it
b. To establish fundamental policy and promotion system for risk management, it will determine risk management regulations, and construct and put into operation risk management systems
c. The compliance division shall evaluate the effectiveness of the establishment and operations of risk management. In the case a problem is identified, the division shall provide recommendation for improvement to the respective departments to enhance effective monitoring.
d. To make precise response guidelines for the entire Group when a crisis occurs, it will determine standard crisis management regulations and prepare a system that allows accurate response in times of emergency.

　4)　Systems for ensuring efficiency
　System for ensuring efficiency of execution of duties by directors of the Group
a. In order to clarify the reasons for the group’s execution of duties and to clarify the responsible person, the “Board of Directors Meetings Regulations”, “Regulations on Division of Duties and Responsibilities and Authorities” and “Organization Regulations” have been established based on corporate governance principles, and with regards to subsidiaries, the Company will introduce a system in consideration of the company’s size and business conditions.
b. Establish a medium-term management plan for the Group and clarify the goals to be achieved as a company as well as detailing the business plan for each fiscal year and the performance goals for each director. The Company will also clarify its assessment of whether these goals have been achieved.
c. Board of directors’ meetings are held every month as a general rule with decisions made about important company matters.
d. Managing directors’ meetings attended by working managing directors and standing directors are held twice per month as a general rule, to make decisions about which matters to discuss at board of directors’ meetings and about important matters that are not decide at board meetings.
e. Introduce a corporate executive officer system, under which an officer appointed by the board of directors’ meetings will bear the responsibility of the business duties he/she is taking charge of. The board of directors shall supervise the officer’s discharge of his or her business duties and assess whether his or her performance of such duties complies with applicable laws and regulation as well as the Company’s Articles of Incorporation.
5)　Internal control of group companies
　System to ensure appropriateness of duties in the corporate group consisting of the Company and its subsidiaries
a. Striving to build up its Group-wide compliance system by establish a common corporate charter and code of ethics shared by the Group
b. Establish divisions (according to “Group company management and support regulations”) to supervise management of subsidiaries, establish “Group company management and support regulations” for subsidiaries and implement any necessary management initiatives based on the specific situation of the subsidiary
Subsidiaries will be obliged to provide regular reports on their business performance, financial situation and any other important information. Subsidiaries are also obliged to report important events at regular board meetings of such subsidiaries.
c. Maintain a firm attitude towards anti-social forces, and avoid any business relationship whatsoever with anti-social forces. All staff members throughout the Company will be informed of this policy.  Measures will be taken to ensure that this policy is thoroughly understood by all staff members throughout the Company with the assistance of an external expert organization

　6)　Systems to ensure effectiveness of auditors
　System to ensure that audit is carried out in an effective manner
a. Matters relating to employee assisting with the duties of auditors (“Audit Staff”) (if such staff members are requested to be put in place)
(a) An Audit Staff will be put in place as an employee who assists with the auditor’s duties.
(b) The number of Audit Staff shall be at least 1 in general, but the audit committee may request directors or the board of directors to increase the number of Audit Staff.
b. Matters on ensuring independence of Audit Staff from directors of the Company and that instructions to the Audit Staff are carried out effectively
(a) To ensure the independence of Audit Staff, appointments, transfers, imposition of penalties and any other matter relevant to personnel affairs shall be discussed with auditors in advance.
(b) Assessment of Audit Staff shall be made by auditors.
(c) The Audit Staff shall not, in principle, serve concurrently as an employee of any other department in the Company.
c. System for Company directors and employees to report to auditors and other systems for reporting to auditors
(a) Representative directors and directors assigned with executive duties must report the status of performance of their assigned duties at important meetings, such as board of directors’ meetings.
(b) Directors and employees of the Company shall promptly upon discovery of the following matters, report the discovery to the corporate auditors.
a Matters that would or may have significant adverse effects on the credibility of the Company
b Matters that would or may have a significant adverse effect on the company’s business performance
c Significant matters that would or may violate the Sogo Medical action standards
d Other matters related to the items a to c above.
d. System for reporting to the Company’s auditors by directors, auditors and employees of subsidiaries, or those who have received reports from these persons
(a) When a director or employee of the Group is requested by the Company auditor to report on matters concerning the performance of his or her duties, such director or employee shall promptly and appropriately report such matters.
(b) Directors and employees of the Group shall report to the Company’s auditor immediately upon discovery of any fact that may cause significant damage to the Company or its subsidiaries, such as any violation of applicable laws and regulations.
(c) The Company’s audit division, legal department and other departments shall periodically report on the current status of internal audits, compliance, risk management and other matters of the Group.
(d) The department in charge of the whistle-blowing system that employees of the Group can use to request advice or to report matters, shall periodically report to the Company auditor on the information provided by the whistle-blowing employees.
(e) Prohibit any disadvantageous treatment of any director or employee of the Group who has made a report to the Company auditor, by reason of such report.

e. Matters on policy concerning procedures on prepayment or reimbursement of expenses incurred in the performance of the Company auditor’s duties
(a) This system will be smoothly implemented in accordance with the auditor’s requests in respect of procedures for prepayment or reimbursement of expenses incurred in the performance of the Company auditor’s duties and other related procedures.
(b) If the Company auditor deems it necessary for the performance its duties, the Company shall create an environment that enables cooperation with attorneys, certified public accountants, certified public tax accountants, or other external experts.
f. Other systems for ensuring the effectiveness of audit by auditors
(a) Auditors shall hold an auditors’ meeting once a month in principle and share information among the Auditors.
(b) Place an auditors’ office in the internal organization, and the auditors’ office shall be where the Audit Staff has been assigned.
(2) Outline of operational status of the system to ensure duties are performed appropriately
An outline of the operational status of the internal control system is as follows.
For the proper structuring and operation of the internal control system, an internal control committee (with its chairperson being the representative director and president, and its members being the directors of each department) will be held every two months. A report will be prepared on how the system can be revised or improved upon to resolve the problems that have arisen in the operation of the internal control system.
Regarding compliance with laws and regulations, the Company aims to deepen awareness of the importance of compliance through distribution of compliance manuals to the employees of companies in the Group and training provided in workplace units or new employees which will be customized according to the job type of the relevant employee.
Regarding the information storage management system, the project team has worked on improving the information security of group companies. The IT accident response team (the Computer Security Incident Response Team) will also continue to function. These measures have been put in place with the aim of preventing cyber-attacks and information security accidents, and to enable responses to emergencies
Regarding management of risks of loss, the current risk management system of identifying risks in promoting the business of the Group in collaboration with the respective departments (which will handle all the functions of creating, implementing and assessing measures against such risks) will be continued and strengthened.
Regarding the system of ensuring efficiency, board of directors’ meetings have been held once a month, and managing directors’ meetings have been held twice a month, as a general rule, for reporting of matters and decisions. Such meetings are not limited to regular holdings in respect of highly urgent matters; rather extraordinary board of directors’ meetings and extraordinary managing directors’ meetings will be held, should an urgent matter arise. The Company is putting in effort to strengthening this system.
Regarding internal control of Group companies, the internal audit division whose independence from business operation departments is ensured has monitored the operational status of and maintained the internal control system of the whole Group. The internal audit division has also monitored and ensured that the Group is compliant with applicable laws and regulations and the Group internal regulations based on the “Internal auditing regulations” and “Group company management and support regulations”. The results of such monitoring have been reported to the company president and auditors. The Company aims to be aware of and resolve problems at an early stage.
As for the system to ensure that audits are performed effectively by auditors, the Company is putting in effort to ensure sharing of information by having the auditors attend board of directors’ meetings, managing directors’ meetings, internal control committee meetings and other important meetings. Additionally, regarding matters that should be reported to the auditors, the department concerned reports to the standing auditor every time such matters arise.

6. Basic policy for control of stock company
(1) Outline of basic policy regarding persons controlling decisions on the Company’s financial and business policies
As the Company is a listed company, the Company’s share certificates are traded feely by shareholders and investors. Hence, the Company does not absolutely prohibit large-scale purchases of the Company’s share certificates. As decisions on whether a proposal on large-scale purchase of the share certificates is acceptable are tied to the issue of who will be entrusted with the Company’s management, the Company is of the view that such share certificates should ultimately be freely traded based on the intention of shareholders.
However, in recent years, in Japan’s capital market, one-sided large-scale purchases without going through the process of consultation and agreement with the management team of the concerned company (in other words, purchases that are hostile and carried out without warning) are becoming increasingly prevalent. It is possible that such one-sided large-scale purchases include instances where adequate information are lacking, as a result of which a company’s shareholders sell the company’s share certificates in an ill-informed manner. It is also possible that there have been instances where shareholders are given insufficient time to consider the terms and methods of such purchases, are given no alternative proposal at board of directors’ meetings and or cannot find prospective purchasers with a genuine intention to properly manage the target company, and as a result the purchase causes material damage to the Company’s corporate value and the shareholders’ common interests (“Shareholders’ Common Interests”).
The Company is of the view that persons controlling decisions on the Company’s financial and business policies should fully understand the corporate philosophy of the Company, the various factors underlying the corporate value of the Company, and the Company’s relationship with each stakeholder who is supporting the Company and who sincerely aims to promote or enhance Shareholders’ Common Interests in the medium- to long-term. Therefore, the Company believes that those who materially damage Shareholders’ Common Interests (such as the large-scale purchasers mentioned above) are considered persons who are not suitable to control decisions concerning the company’s financial and business policies.
(2) Outline of special initiatives for the realization of the Basic Policy
In order to ensure investor interest in the Company for the full medium- to long-term, the Company has implemented the following initiatives (a.) implementing a management plan to improve the Company’s corporate value in the medium-term and (b.) enhancing the Company’s basic stance on corporate governance. These are described below. By implementing these initiatives, which enhance Shareholders’ Common Interests and appropriately reflect such enhancement in the value of the Company’ share certificates, large-scale purchases that may materially damage Shareholders’ Common Interests (as mentioned above) can be prevented. The Company believes that these initiatives will contribute to its basic policy regarding persons controlling decisions on the Company’s financial and business policies (the “Basic Policy”).
a．Management plan to improve the Company’s corporate value in the medium-term
　The Company had been providing its services on the principle of “working to build a better society through good medical practice”. The Company has provided services such as medical management consulting for medical institutions, rentals, leasing and installment and other services. The Company also provides support services for the promotion of good medicine, based on its concept of “good medical practice through good management”, as a good partner to medical institutions.
　The Company is working to build a better society and become a company that is approved and respected by society. It is doing by having each of its directors and employees apply the Sogo Medical action standards, based on its “Pledge” and “Mission Statement and Corporate Credo”.
　Under the abovementioned management philosophy and Basic Policy, Sogo Medical inaugurated Action 2020, its new medium-term management plan, which will unfold over a span of three years in April 2017.
　For information on the Company’s medium-term management plan, please refer to “Issues to be addressed” described on page 56 of the notice of convocation.
　　b．Basic stance on corporate governance
The Company considers one of its most important issues facing management to be recognizing the importance of corporate ethics based on legal compliance, while also making prompt decisions in response to the ever-changing business environment and working to make management sounder in order to record continued corporate value. To achieve that, it is necessary to build good relationships with customers, clients, local communities, employees, and other stakeholders, at the same time as enhancing corporate governance by strengthening, improving, and implementing functional systems required by law, including the general meeting of shareholders, board of directors, audit and supervisory board, and independent external auditors.
The Company also aims to increase management transparency by providing fast, accurate, and wide-ranging information disclosure to all our shareholders and investors.
　　c．Description of organization of the Company and establishment of the Company’s internal control system
　The board of directors is made up of 10 members, of which 3 are outside directors, reflecting the company’s size while emphasizing mobility (as at the end of March 2018).
　The Company has adopted an audit and supervisory board system with a board of auditors and believes including external auditors allows for the effective monitoring of management. The audit and supervisory board comprises of 4 auditors, of which 2 are standing auditors and 2 re part-time auditors. Three of these are external auditors to ensure fairness and transparency (as at the end of March 2018).
　Board of directors’ meetings are held every month as a general rule with decisions made about important company matters.

　Managing directors’ meeting attended by working managing directors and standing directors are held twice per month as a general rule, to make decisions about which matters to discuss at board of directors’ meetings and about important matters that are not decided at board meetings. Individual item meetings attended separately by working managing directors, standing directors and other relevant management are generally held twice per month, respectively. As a general rule these meetings decide important matters not decided at managing directors’ meetings, and discuss important issues brought up at managing directors’ meetings. At management meetings, working managing directors, executive managing officers, and other involved management in attendance deliberate and exchange information regarding management-related issues.
　Each auditor attends board of directors’ meetings, while standing auditors also attend and offer opinions at managing directors’ meetings, management meetings, and individual item meetings.
　The Company has adopted a corporate executive officer system in which officers selected by the board of directors perform the administration of business matters under the direction of the board of directors.
　The Company also holds regular new employee training and gradable training through the year as well as working to improve compliance with workplace training on the subject of corporate ethics and compliance management given by staff responsible for promoting compliance.
　As a system to ensure the that duties at subsidiaries are appropriately performed, divisions (according to the “Group company management and support regulations”) that supervise management in subsidiaries have established, and continue to refine “Group company management and support regulations” for subsidiaries, and providing the subsidiaries with such management assistance as necessary based on the specific needs of the respective subsidiaries. Subsidiaries are also required to provide regular business performance reports on their finances and other important information. Further they are required to report important events at regular board meeting of the subsidiaries.
　The Company declares the following basic policy, “We do not involve ourselves with anti-social forces or client companies who have a relationship with anti-social forces under any circumstances.” For the purpose of removing anti-social forces, together with the cooperation of outside expert organizations such as lawyers and relevant administrative bodies, we will work as a group to create a corresponding structure.

● Reference	● Corporate governance systems (as of March 31, 2018)

(3) Overview of initiatives to prevent an inappropriate person (in light of the Basic Policy) from controlling decisions on the Company’s Financial and Business Policies
　The Company decided to introduce the amended plan on prevention of large-scale purchases of the Company shares (the “Original Plan”) at the Company’s board of directors’ meeting held on May 22, 2014, and made public on the same day. Pursuant to Article 18 of the Company’s Articles of Incorporation, proposals on the Original Plan was approved at the Company’s board of directors’ meeting held on June 20, 2014. Upon expiration of the effective period of the Original Plan, the Original Plan was amended and the amended plan (“Plan”) was approved at the board of directors’ meeting held on May 23, 2017. Pursuant to Article 18 of the Company’s Article of Incorporation, the Plan was subsequently approved at the 39th Annual General Meeting of Shareholders held on June 22, 2017.
(Overview of the Plan)
　Regarding the Plan, if an act which is (i) an acquisition in respect of share certificates, etc. issued by the Company, as a result of which the total of the holder’s holding ratios of share certificates, etc. would become 20% or more, or (ii) regarding the share certificates, etc. issued by the company, a tender offer which would result in the total of (x) the share certificates, etc. holding rate of the tender offeror regarding the share certificates, etc. subject to the tender offer and (y) the share certificates, etc. holding rate of the specially related party would become 20% or more, or (iii) any similar act (however, excluding acts with the prior approval of the Board of Directors. These acts shall hereinafter be referred to as the “Large-Scale Purchase,” and the person who commences or intends to commence a Large-Scale Purchase shall hereinafter be referred to as the “Large-Scale Purchaser.”) is or is intended to be commenced, a counter measure may be triggered pursuant to the Plan.
　A Large Scale- Purchaser will be required to submit a large-scale purchase intention letter to the Representative Director, President and Chief Executive Officer of the Company, stating in Japanese certain matters, including a pledge to commence large-Scale Purchase in compliance with the procedures set forth in the Plan (“Large-Scale Purchase Rules”), prior to the Large-Scale Purchase.
　After submitting the large scale purchase intention letter, the Large-Scale Purchaser will be required to provide the Representative Director, President and Chief Executive Officer of the Company with information (“Large-Scale Purchase Information”) in Japanese, necessary and sufficient for shareholders to make a decision on and for the Board of Directors to, among other acts, evaluate and examine the Large-Scale Purchase.
　After submission of the Large-Scale Purchase Information was completed and upon the advice from financial advisers, attorneys, certified public tax accountants, certified public accountants or other external experts that are independent from the Board of Directors (“External Experts”), taking into account the details of the Large-Scale Purchase, including the difficulties of evaluating the same, the Company will designate the period of either up to 60 days or up to 90 days, for the Board of Directors to evaluate, examine, negotiate, form an opinion, and elaborate an alternative proposal (“Board Assessment Period”). The Large-Scale Purchaser may commence the Large-Scale Purchase only after the expiry of the Board Assessment Period.

　During the Board Assessment Period, the Board of Directors will, obtaining advice from the External Experts, sufficiently evaluate and examine the information provided by the Large-Scale Purchaser, and will carefully reach an opinion concerning the Large-Scale Purchase and thereupon will notify the Large-Scale Purchaser thereof, and disclose it to the shareholders in a timely and appropriate manner. Further, the Board of Directors may, as necessary, negotiate with the Large-Scale Purchaser for the terms and method of the Large-Scale Purchase, and present an alternative proposal to the shareholders.
　When the Large-Scale Purchaser commences or intends to commence a Large-Scale Purchase without complying with the Large-Scale Purchase Rules, the Board of Directors may, regardless of the specific details, such as terms and method, thereof, deem it to be a hostile acquisition that materially damages the Shareholders’ Common Interests, and trigger necessary and proportionate countermeasures to secure or enhance the Shareholders’ Common Interests.
　In the case where the Large-Scale Purchaser commences or intends to commence a Large-Scale Purchase in compliance with the Large-Scale Purchase Rules, the Board of Directors will, as a general rule, not trigger countermeasures to such Large-Scale Purchase. Notwithstanding the foregoing, if such Large-Scale Purchase is clearly deemed to materially damage the Shareholders’ Common Interests, for example, it is intended solely for the short-term benefit of the Large-Scale Purchaser, the Board of Directors may trigger the necessary and proportionate countermeasures to secure or enhance the Shareholders’ Common Interests.
　The Board of Directors will make the final decision on whether to trigger the countermeasures, and whether to maintain the triggered countermeasures. To secure the reasonableness and the fairness of such decision, the Company will establish a Special Committee as an organization independent from the Board of Directors.
　Where the Board of Directors trigger countermeasures, it shall, prior to triggering countermeasures, the Board of Directors will consult the Special Committee as to whether to trigger countermeasures, and, in response to such consultation, the Special Committee, seeking advice from the External Experts as necessary with the expenses to be borne by the Company as a general rule, will give advice to the Board of Directors on whether to trigger the countermeasures. For the decision on whether or not to trigger the countermeasures, the Board of Directors shall respect the advice to the maximum extent given by the Special Committee.
　Also, if (x) the Special Committee advises the convening of a shareholders’ meeting to confirm the intention of the shareholders on whether to trigger the countermeasures (the “Shareholders’ Meeting to Confirm Shareholders’ Intention”), or (y) in consideration of the various circumstances of the Large-Scale Purchase, such as the substance and the time constraints, the Board of Directors determines that it is practically possible to confirm the intention of the shareholders, and is appropriate to do so based on, among other considerations, the laws and regulations and the Directors’ duty of care, the Board of Directors may convene a Shareholders’ Meeting to Confirm Shareholders’ Intention (instead of consultation with a Special Committee, in the case of (y) above), and ask the shareholders present at such shareholders’ meeting to decide whether to trigger the countermeasures against the Large-Scale Purchaser.

　If the Shareholders’ Meeting to Confirm Shareholders’ Intention is held, the Board of Directors shall comply with the resolution of such Shareholders’ Meeting to Confirm Shareholders’ Intention concerning the triggering of countermeasures. In the case where the Board of Directors decided to hold the Shareholders’ Meeting to Confirm Shareholders’ Intention, the Large-Scale Purchaser shall not commence the Large-Scale Purchase until the closing of such shareholders’ meeting.
　Under the Plan, the Company will, as a general rule, trigger an allotment of share options (“Share Options”) without contribution as a countermeasure. In the case where the Board of Directors decides to trigger countermeasures, and makes a resolution on the allotment of Share Options without contribution, a Share Option will be allotted without contribution for each share held to the shareholders recorded in the final shareholder registry as of a certain date separately designated by the Board of Directors of the Company. Therefore, the per share economic value of the Company shares held by the shareholders and investors is expected to be diluted, but because the economic value of the shares of the Company, as a whole, held by each shareholder will not be diluted, and nor will the voting rights per Company share be diluted, it is not anticipated that this will have any direct, concrete impact on the legal rights and economic interests of the Company shares, as a whole, held by the shareholders and investors.
　The effective term of the Plan shall be until the closing of the Company’s 42nd annual general meeting of shareholders to be held in June 2020. Even before the expiration of such effective term, (a) if the shareholders meeting approves a proposal to abolish or modify the Plan, or (b) the Board of Directors resolves to abolish the Plan, the Plan will be abolished or modified at the time of such approval or resolution. The continuation of the Plan shall be regularly discussed by the Board of Directors.
(4) Decision of the Company’s board of directors regarding the initiatives referred to in item (2) above
　In order to ensure investor interest in the Company for the full medium- to long-term, the Company has implemented the initiatives referred to in item (2) above. Through the implementation of the initiatives, which enhance Shareholders’ Common Interests and appropriately reflect such enhancement in the value of the Company’ share certificates, large-scale purchases that may materially damage Shareholders’ Common Interests (as mentioned above) can be prevented. The Company believes that these initiatives will contribute to item (1) of the aforementioned Basic Policy.
　Therefore, the initiative referred to in item (2) above is in compliance with item (1) of the aforementioned Basic Policy, and does not damage the Shareholders’ Common Interests. Furthermore, the Company does not consider it to protect the position of incumbent officers of the Company.

(5) Decision of the Company’s board of directors regarding the initiatives referred to in item (3) above
　Regarding the initiatives referred to in item (3) above, countermeasures could be triggered against Large-Scale Purchasers who intend to commence the Large-Scale Purchase and do not respond to the request to provide sufficient information and to secure time for, among other acts, sufficient consideration, even though such request was made to the Large-Scale Purchaser, as well as the Large-Scale Purchaser who commences or intends to commence a Large-Scale Purchase that will materially damage the Shareholders’ Common Interests. Therefore, the initiatives referred to in item (1) above is to prevent the Large-Scale Purchase by these Large-Scale Purchasers, and the introduction of the Plan is an endeavor to prevent an inappropriate person in light of the Basic Policy controlling the Company’s decisions concerning Financial and Business Policies. For the purpose of securing or enhancing the Shareholders’ Common Interests, the initiatives referred to in item (3) above were introduced to require from the Large-Scale Purchaser prior provision of the necessary information regarding the Large-Scale Purchase to be commenced by the Large-Scale Purchaser, and the securing of adequate time for, among other acts, the evaluation and the examination of the contents thereof. Furthermore, regarding the initiatives under item (3) above, respect for the company’s shareholders’ opinions, establishment of reasonable and objective conditions for triggering countermeasures, establishment of special committee are taken that will prevent the Board of Directors from arbitrarily making any decision, and this will ensure the reasonableness and fairness of the system and the procedures mentioned in item (3) above.
　Therefore, the referred in item (3) above are in compliance with item (1) of the aforementioned Basic Policy, and does not damage the Shareholders’ Common Interests, and the Company does not consider it to protect the position of incumbent officers of the Company.

(Note) Amounts and numbers of shares that are less than a unit have been rounded down, and ratios have been rounded up or down to the nearest number of a unit (except for capital contribution ratios, which have been rounded down) in this business report.

Consolidated Balance Sheet
(As of March.31, 2018)
(millions of yen)
Accounting Item	Amount	Accounting Item	Amount
(Assets)		(Liabilities)
I Current assets	48,299	I Current liabilities	33,598
1 Cash and deposits	14,538	1 Notes and accounts payable-trade	20,037
2 Notes and accounts receivable-trade	20,536	2 Short-term loans payable	490
3 Accounts receivable-installment sales	2,934	3 Current portion of long-term loans payable	4,429
4 Lease investment assets	1,098	4 Lease obligations	275
5 Inventories	5,787	5 Accrued expenses	2,842
6 Deferred tax assets	814	6 Income taxes payable	1,837
7 Other	2,643	7 Deferred profit on installment sales	251
8 Allowance for doubtful accounts	(53)	8 Other	3,433
II Noncurrent assets	41,448	II Noncurrent liabilities	19,623
(1) Total property, plant and equipment	25,440	1 Long-term loans payable	13,831
1 Property for lease, net	5,483	2 Lease obligations	731
2 Buildings and structures, net	12,898	3 Long-term accounts payable-installment purchase	2,754
3 Land	4,707	4 Other	2,306
4 Other, net	2,351	Total liabilities	53,221
(2) Total intangible assets	10,502	(Net assets)
1 Goodwill	9,119	I Shareholders’ equity	35,629
2 Other	1,383	1 Capital stock	3,513
(3) Total investments and other assets	5,504	2 Capital surplus	5,566
1 Investment securities	1,465	3 Retained earnings	27,470
2 Deferred tax assets	361	4 Treasury stock	(920)
3 Other	3,716	II Accumulated other comprehensive income	611
4 Allowance for doubtful accounts	(39)	1 Valuation difference on available-for-sale securities	611
		III Non-controlling interests	285
		Total net assets	36,526
Total assets	89,748	Total liabilities and net assets	89,748
(Note) Amounts are rounded down to the nearest millions yen.

Consolidated Statements of Income
(from April 1, 2017 to March 31, 2018)
(millions of yen)
Accounting Item	Amount
I Net sales		135,431
II Cost of sales		115,077
Gross profit		20,354
III Selling, general and administrative expenses		13,164
Operating income		7,189
IV Non-operating income
1 Dividends income	26
2 Rent income	22
3 Other	360	409
V Non-operating expenses
1 Interest expenses	103
2 Loss on valuation of investments securities	37
3 Provision of allowance for doubtful accounts	51
4 Other	178	370
Ordinary income		7,228
VI Extraordinary loss
1 Impairment loss	123	123
Income before income taxes		7,105
Income taxes-current	2,859
Income taxes-deferred	(7)	2,851
Net income		4,253
Profit (loss) attributable to non-controlling interests		10
Profit (loss) attributable to owners of parent		4,243
(Note) Amounts are rounded down to the nearest millions yen.

Consolidated statement of changes in equity
(from April 1, 2017 to March 31, 2018)

(millions of yen)
	Shareholders’ equity
	Capital stock	Capital surplus	Retained earnings	Treasury stock	Total shareholders’ equity
Balance at the beginning of current period	3,513	5,566	24,012	(920)	32,172
Changes of items during the period
Dividends from surplus			(785)		(785)
Profit attributable to owners of parent			4,243		4,243
Purchase of treasury stock				(0)	(0)
Net changes of items other than shareholders’ equity
Total changes of items during the period	-	-	3,457	(0)	3,456
Balance at the end of current period	3,513	5,566	27,470	(920)	35,629

	Accumulated other comprehensive income	Non controlling Interest	Net assets
	Valuation difference on available-for-sale securities
Balance at the beginning of current period	432	275	32,880
Changes of items during the period
Dividends from surplus			(785)
Profit attributable to owners of parent			4,243
Purchase of treasury stock			(0)
Net changes of items other than shareholders’ equity	178	10	189
Total changes of items during the period	178	10	3,645
Balance at the end of current period	611	285	36,526
(Note) Amounts are rounded down to the nearest millions yen

Notes to Consolidated Financial Statements

Significant accounting policies for preparing consolidated financial statements

1. Scope of Consolidation
Number and Names of Consolidated Subsidiaries
(i) Number of Consolidated Subsidiaries: 31 companies (All subsidiaries have been subject to consolidation.)
(ii) Names of Consolidated Subsidiaries
(Major consolidated Subsidiaries)
Somtech Co., Ltd.
Hokendohjinsha Inc.
Sogo Medical Pharmacy Chubu Co., Ltd.
Aoba Pharmacy Co., Ltd.
Maeda & Co., Ltd.
Taikodo yakkyoku honten Co., Ltd.
Beauty Drug Saito Co., Ltd.
Shokando Co., Ltd.
Miyonodai Pharmacy Co., Ltd.
Motoki Pharmacy Co., Ltd.
Sun Villa Co., Ltd.
In the fiscal year under review, we added the following companies to the scope of consolidation: Kitano Dispensing Pharmacy Co., Ltd. (100% of total shares outstanding acquired on April 3, 2017), KSmedicine Co., Ltd. (100% of total shares outstanding acquired on June 1, 2017), Trust Co., Ltd. (100% of total shares outstanding acquired on September 1, 2017), Nikki Co., Ltd. (100% of total shares outstanding acquired on September 1, 2017), and Triad Japan ((100% of total shares outstanding acquired on December 26, 2017).
          Meanwhile, Nakano Pharmacy Co., Ltd. (merged and absorbed in Sogo Medical on April 2, 2017) and Mitsuyasu Dispensing pharmacy Co. Ltd. (merged and absorbed in Sogo Medical on December 1, 2017) were removed from the scope of consolidation.
2. Equity-Method
None
3. Fiscal Periods of Consolidated Subsidiaries
Consolidated subsidiaries with fiscal-year ends different from that of the Company:
April 30 One other company in addition to Green Pharmacy Co. Ltd.
May 31 Ai Dispensing pharmacy Co., Ltd.
June 30 Four other company in addition to Pharma Systems Co., Ltd.
July 31 Two other company in addition to GM Co., Ltd.
August 31 One other company in addition to Miyonodai Pharmacy Co. Ltd.
September 30 Two other company in addition to Beauty Drug Saito Co., Ltd.

When preparing consolidated financial statements, financial statements as of March 31, 2018, are used for these companies.

4. Accounting Policies
(1) Valuation basis and method of major assets
(i) Securities
Available-for-sale Securities
With market value:
By the mark-to-market method based on average market value over a period of one month prior to the date of settlement of the consolidated accounts (valuation differences are reported as a separate component of net assets and the sale price is determined by the moving-average method)
Without market value:
At cost, using the moving-average method
Investments in a limited investment partnership or a similar partnership (that can be considered as marketable securities in accordance with the Article 2 (2) of the Financial Instruments and Exchange Act) are stated at their net equity value on the most recent financial statements that are available on the settlement report day as specified in the partnership agreement.
(ii) Inventory assets:
Stated at historical cost mainly based on the weighted average method (Values on the balance sheet are subject to the book value reduction method based on decreased profitability.)

(2) Depreciation
(i) Property for lease:
Depreciation is calculated by use of the straight-line method over each rental term of the assets.
(ii) Plant, Property and Equipment and Intangible assets (Excluding rental assets, leased assets (lessee) and plant property and equipment related to pharmacies opened after April 1, 2012)
Depreciation for plant, property and equipment is calculated by use of the declining balance method. Depreciation for intangible assets is calculated by use of the straight-line method.
(iii) Leased Assets (Lessee):
The straight-line method is applied for depreciation where the lease period is taken as useful economic life and the residual value is zero.
Leased assets are classified as property, plant and equipment and intangible assets. Depreciation is calculated by use of the straight-line method over each asset’s lease term of the assets and with no estimated salvage value.
(iv) Plant property and equipment related to pharmacies opened after April 1, 2012
Depreciation is calculated by use of the straight-line method.

(3) Allowance
Allowance for Doubtful Accounts
To provide for losses on doubtful accounts, allowances equal to the estimated amount of uncollectible receivables are provided for general receivables based on the historical write-off ratio, and bad receivables for each individual case.

(4) Other significant matters to be noted for preparation of consolidated financial statements
(i) Amortization of goodwill method and period:
Goodwill is amortized using the straight-line method over a period of no more than 20 years, with the reasonable period being decided for individual items.
(ii) Method of accounting concerning consumption and local consumption taxes:
The Company applies the tax exclusion method for consumption and local consumption tax. The consumption tax amount not subject to tax credit related to property, plant and equipment is classified as an investment and other assets. The other assets are depreciated using the straight-line method over five years. The other consumption tax amount not subject to tax credit is classified as a period expense.

Notes to consolidated balance sheet

1.Total amount of amortized tangible fixed assets:	23,306	million yen
2. Liabilities for guarantees provided:
Liabilities for guarantees related to loans from financial institutions:
Medical corporation, Kaze-No-Suzuran-Kai, etc.	8	persons	2,717	million yen

Notes to profit-and-loss statement

Impairment loss:
As a matter of administration, asset grouping in the Sogo Medical Group is based on the unit with cash-flow generation. With respect to the medical practice support business, assets are grouped according to rental customers under rental agreements. With respect to pharmacies, assets are grouped by each store.
For purposes of consolidated accounting for the current fiscal year, the Sogo Medical Group recorded impairment losses in the following asset groups:

Business Category	Location	Purpose	Type of asset	Amount (million yen)
Medical practice support business	1 rental customer located in the Kanto region	Conduct of TV system rental business	Assets for Rental assets	6
Pharmacy business	9 pharmacies, comprising: 1 located in the Tohoku region; 3 located in the Kanto region; 1 located in the Chugoku region; 1 located in the Shikoku region; and 3 located in the Kyushu region	Conduct of pharmacy business	Buildings and structures	117
			Total:	123

With respect to the TV system rental business under the medical practice support business, book values of assets with decreased profitability had been written down to the recoverable value. The amount written down amounted to 6 million yen, and was recorded as Impairment loss under Extraordinary loss items.
 With respect to the pharmacy business, the book values of pharmacies whose business operations have suffered losses for a certain period of time and which are unlikely to improve and pharmacies pending relocation are written down to their recoverable value. The amount written down amounted to 117 million yen, of which 76 million yen was attributed to Buildings and structures, 34 million yen was attributed to Lands, and 6 million yen was attributed to others. The amount written down was recorded as Impairment loss under Extraordinary loss items.
 The utility value of the recoverable value of assets under the TV system rental business has been evaluated at zero. Further, the recoverable value of assets related to the pharmacies has been evaluated at its true cash value, considering factors such as the importance of assets that are based primarily on prices along selected streets, values assessed for fixed asset tax, and others.

Notes to consolidated statement of changes in net assets

1. Type and number of shares issued
Type of shares issued	Number of shares as of the beginning of the fiscal year		Number of additional shares issued during the fiscal year	Number of shares reduced during the fiscal year	Number of shares as of the date of closing in the fiscal year
Common share	15,340,156	shares	-	-	15,340,156	shares
(Note) A two-for-one stock split of common shares was implemented on April 1, 2018.  The number of shares indicated above represents the number of shares existing before the stock split.

2. Information on dividends
(1) Dividends paid
Date of resolution	Type of shares	Cash dividends (million yen)	Cash dividends per share (yen)	Record date	Effective date
Board of Directors meeting held on April 25, 2017	Common share	374	25.0	March 31, 2017	June 23, 2017
Board of Directors meeting held on October 24, 2017	Common share	411	27.5	September 30, 2017	November 24, 2017
Total	―	785	―	―	―

(2) Dividends corresponding to the prior fiscal year but payable in the next fiscal year
Date of resolution	Type of shares	Cash dividends (million yen)	Source of dividends	Cash dividends per share (yen)	Record date	Effective date
Board of Directors’ meeting held on April 24, 2018	Common share	486	Retained earnings	32.5	March 31, 2018	June 25, 2018
(Note) A two-for-one stock split of common shares was implemented on April 1, 2018.  The cash dividends per share based on the record date of March 31, 2018 represent the cash dividends for each share held before the stock split.

Notes to financial instruments

1. Status of financial instruments
(1) Policies on financial instruments
 Sogo Medical Group raises the funds its needs for the long-term mainly from bank loans and installment finance, based on its capital spending plan. Available retained earnings at hand are mainly invested in highly liquid financial assets and short-term working capital is financed by bank loans.
(2) Details of financial instruments and associated risks and risk management framework
 Notes and accounts receivable-trade are exposed to the credit risks of our customers. We endeavor to reduce such risks in accordance with our internal rules. Investment securities primarily consist of equity investment, and are exposed to risks of market fluctuation, concerning which we conduct quarterly checks of the market prices of listed shares.
Most of the notes and accounts payable-trade are payable within a three-month period. Loans (typically with a 5-10 year term) and accounts payable-installment purchase (typically with a 6-year term) were obtained mainly for the purpose of raising funds for capital investments.
 With respect to the liquidity risks related to fund-raising, our department in charge prepares/updates cash management plans on a timely basis, and short-term liquidity is maintained in order to manage such risks.
(3) Supplementary explanation about matters concerning fair value of financial instruments
 The fair value of financial instruments includes value based on market price and, with respect to financial instruments with no market price, value as determined based on reasonable calculations. Since such calculations take into account certain variable factors, the calculated values may vary under different conditions.
2. Fair value of financial instruments
 The consolidated balance sheet amount, Fair value and Net unrealized gains (losses) of financial instruments as of March 31, 2018 are as follows:
The amounts shown in the following tables do not include financial instruments (See (Note) 2 below.) whose fair values are extremely difficult to determine.

Item	Amount on consolidated Balance Sheet (million yen)	Fair value (million yen)	Net unrealized gains (million yen)
Assets
(1) Cash and deposits	14,538	14,538	-
(2) Notes and accounts receivable-trade	20,536	20,536	-
(3) Investment securities	1,421	1,421	-
Liabilities
(1) Notes and accounts payable-trade	20,037	20,037	-
(2) Short-term loans payable	490	490	-
(3) Income taxes payable	1,837	1,837	-
(4) Long-term loans payable (including those payable within a year)	18,261	18,305	44
(5) Long-term accounts payable-installment purchase (including those payable within a year)	3,772	3,759	12
(Notes)1. Fair value calculation methodology for financial instruments, and securities
Assets
(1) Cash and deposits and (2) Notes and accounts receivable-trade
 These assets are presented in their book value as they have short settlement periods and the market value of such assets is virtually the same as their book value.
(3) Investment securities
 The fair value of such securities is determined based on the market price of the asset.
Liabilities
(1) Notes and accounts payable-trade, (2) Short-term loans payable and (3) Income taxes payable
 These liabilities are presented in their book value as they have short settlement periods and the market value of such assets is virtually the same as their book value.
(4) Long-term loans payable (including those payable within a year) and (5) Long-term accounts payable-installment purchase (including those payable within a year)
 These liabilities are presented in market value, calculated based on the present value of their total principal and interest and discounted using the interest rate anticipated to be applied for new transactions of the same type.
2. The amount of financial instruments whose fair values are extremely difficult to determine are as follows:

Type of financial instruments	Amount on consolidated Balance Sheet (million yen)
Unlisted shares, etc.	44

 The amounts of these financial instruments have not been included in “(3) Investment securities” because these instruments have no market prices and it is impossible to estimate the future cash-flow in respect of these instruments, which makes it extremely difficult to determine their fair values.

Notes to per share data

Net assets per share	1,210.69 yen

Earnings per share	141.74 yen
(Note) A two-for-one stock split of common shares was implemented on April 1, 2018. Each per-share amount is a hypothetical amount on the supposition that the stock split had been conducted at the beginning of the current fiscal year of consolidated accounting.

Notes to significant subsequent events

Business combination by share acquisition

1. Overview of business combination
The Company acquired all outstanding shares in Bunkyo Co., Ltd. (“Bunkyo”) on April 26, 2018.  Bunkyo became a consolidated subsidiary of the Company as a result of the acquisition.
(1) Name and business line of acquired company
Name: Bunkyo Co., Ltd.
Business line: Business of providing hospital facilities, including hospital canteens, restaurants, staff cafeterias and TV systems
(2) Reason for business combination
The purpose of the business combination is to add new value to medical institutions and enhance the corporate value of the Sogo Medical Group by integrating the know-how on operation of canteens, convenience stores and restaurants that Bunkyo has developed in its long history through networks with large hospitals into our medical practice support business and our networks with medical institutions, and enable our support of Bunkyo’s operation of stores in the Kansai and Tohoku regions for the first time.
(3) Date of entry into business combination
April 26, 2018
(4) Legal form of business combination
Share acquisition
(5) Name of company after business combination
There has been no change to the names of the two companies.
(6) Percentage of acquired voting rights
100%
(7) Reasons for the determination of the company to acquire
Acquired through share purchase by the Company by cash
2. Purchase cost of acquired company and type of consideration
Type of consideration paid: 3,575 million yen paid in cash
Purchase cost: 3,575 million yen
3. Detail of expenses associated with acquisition
Cost for conduct of due diligence, etc.: 14 million yen
4. Amount of goodwill to be accrued, reason for accrual, and method and period of amortization
To be determined

Balance sheet
(As of March.31, 2018)
(millions of yen)
Accounting Item	Amount	Accounting Item	Amount
(Assets)		(Liabilities)
I Current assets	33,849	I Current liabilities	29,705
1 Cash and deposits	8,844	1 Notes payable - trade	9
2 Notes receivable - trade	5	2 Accounts payable - trade	13,751
3 Accounts receivable - trade	14,223	3 Short-term loans payable	380
4 Accounts receivable-installment sales	2,934	4 Short-term loans payable to subsidiaries and associates	5,058
5 Lease investment assets	1,098	5 Current portion of long-term loans payable	4,401
6 Inventories	3,494	6 Lease obligations	244
7 Prepaid expenses	696	7 Accounts payable - other	1,401
8 Deferred tax assets	614	8 Accounts payable - installment purchase	1,017
9 Other	1,960	9 Accrued expenses	2,055
10 Allowance for doubtful accounts	(21)	10 Income taxes payable	846
II Noncurrent assets	46,106	11 Deferred profit on installment sales	251
(1) Property, plant and equipment	19,849	12 Other	286
1 Property for lease	5,483	II Noncurrent liabilities	18,033
2 Buildings and structures	9,771	1 Long-term loans payable	13,695
3 Land	2,889	2 Lease obligations	621
4 Other	1,704	3 Long-term accounts payable-installment purchase	2,754
(2) Total intangible assets	2,091	4 Other	961
1 Goodwill	904	Total liabilities	47,738
2 Software	987	(Net assets)
3 Other	126	I Shareholders’ equity	31,623
(3) Investments and other assets	24,238	(1) Capital stock	3,513
1 Investment securities	1,385	(2) Capital surplus	5,566
2 Shares of subsidiaries and associates	18,195	1 Legal capital surplus	3,654
3 Long-term loans receivable	57	2 Other capital surplus	1,912
4 Long-term loans receivable from subsidiaries and associates	1,925	(3) Retained earnings	23,464
5 Deferred tax assets	220	1 Legal retained earnings	59
6 Other	2,775	2 Other retained earnings	23,404
7 Allowance for doubtful accounts	(322)	General reserve	3,678
		Retained earnings brought forward	19,726
		(4) Treasury stock	(920)
		II Valuation and translation adjustments	594
		1 Valuation difference on available-for-sale securities	594
		Total net assets	32,217
Total assets	79,956	Total liabilities and net assets	79,956
(Note) Amounts are rounded down to the nearest millions yen.

Statement of income
(from April 1, 2017 to March 31, 2018)
(millions of yen)
Accounting Item	Amount
I Net sales		94,199
II Cost of sales		80,577
Gross profit		13,622
III Selling, general and administrative expenses		9,181
Operating income		4,441
IV Non-operating income
1 Dividends income	400
2 Other	230	631
V Non-operating expenses
1 Interest expenses	111
2 Loss on valuation of investments securities	37
3 Other	91	240
Ordinary income		4,832
VI Extraordinary loss
1 Impairment loss	123
2 Loss on extinguishment of tie-in shares	13	136
Profit before income taxes		4,695
Income taxes-current	1,516
Income taxes-deferred	17	1,533
Net income		3,161
(Note) Amounts are rounded down to the nearest millions yen.

Statement of changes in equity
(from April 1, 2017 to March 31, 2018)
(millions of yen)
	Shareholders’ equity
	Capital stock	Capital surplus		Retained earnings			Treasury stock	Total Shareholders’ equity
		Legal capital surplus	Other capital surplus	Legal retained earnings	Other retained earnings
					General reserve	Retained earnings brought forward
Balance at the beginning of current period	3,513	3,654	1,912	59	3,678	17,351	(920)	29,248
Changes of items during the period
Dividends from surplus						(785)		(785)
Profit						3,161		3,161
Purchase of treasury shares							(0)	(0)
Net changes of items other than shareholders’ equity
Total changes of items during the period	-	-	-	-	-	2,375	(0)	2,375
Balance at the end of current period	3,513	3,654	1,912	59	3,678	19,726	(920)	31,623

	Valuation and translation adjustments	Net assets
	Valuation difference on available-for-sale securities
Balance at the beginning of current period	422	29,670
Changes of items during the period
Dividends from surplus		(785)
Profit		3,161
Purchase of treasury shares		(0)
Net changes of items other than shareholders’ equity	171	171
Total changes of items during the period	171	2,547
Balance at the end of current period	594	32,217
(Note) Amounts are rounded down to the nearest millions yen.

Notes to Non-consolidated Financial Statements

Accounting Policies
1. Valuation basis and method of assets
(1) Securities
(i) Shares of subsidiaries
At cost, using the moving-average method
(ii) Available-for-sale Securities
With market value:
By the mark-to-market method based on average market value over a period of one month prior to the date of settlement of the consolidated accounts (valuation differences are reported as a separate component of net assets and the sale price is determined by the moving-average method)
Without market value:
At cost, using the moving-average method
Investments in a limited investment partnership or a similar partnership (that can be considered as marketable securities in accordance with the Article 2 (2) of the Financial Instruments and Exchange Act) are stated at their net equity value on the most recent financial statements that are available on the settlement report day as specified in the partnership agreement.
(2) Inventory assets:
Stated at historical cost mainly based on the weighted average method (Values on the balance sheet are subject to the book value reduction method based on decreased profitability.)

2. Depreciation
(1) Property for lease:
Depreciation is calculated by use of the straight-line method over each rental term of the assets.
(2) Plant, Property and Equipment and Intangible assets (Excluding rental assets, leased assets (lessee) and plant property and equipment related to pharmacies opened after April 1, 2012)
Depreciation for plant, property and equipment is calculated by use of the declining balance method. Depreciation for intangible assets is calculated by use of the straight-line method.
(3) Leased Assets (Lessee):
The straight-line method is applied for depreciation where the lease period is taken as useful economic life and the residual value is zero.
Leased assets are classified as property, plant and equipment and intangible assets. Depreciation is calculated by use of the straight-line method over each asset’s lease term of the assets and with no estimated salvage value.
(4) Plant property and equipment related to pharmacies opened after April 1, 2012
Depreciation is calculated by use of the straight-line method.

3. Allowance
Allowance for Doubtful Accounts
To provide for losses on doubtful accounts, allowances equal to the estimated amount of uncollectible receivables are provided for general receivables based on the historical write-off ratio, and bad receivables for each individual case.

4. Revenue and Expense Recognition
(1) Standards for recording revenues related to financing leases
When the Company receives a lease payment, the Company recognizes the sale amount and cost of sale.
(2) Installment Sales
When the Company delivers a product through an installment contract, the Company recognizes the full contract amount as accounts receivable-installment sales. When a due date arrives, the Company reports both the installment sale and the installment cost. Additionally, the Company recognizes an unrealized income corresponding to accounts receivable-installment sales for which the due date has not arrived at year end as deferred profit on installment sales.
5. Consumption and Local Consumption Tax
The Company applies the tax exclusion method for consumption and local consumption tax. The consumption tax amount not subject to tax credit related to property, plant and equipment is classified as an investment and other assets. The other assets are depreciated using the straight-line method over five years. The consumption tax amount not subject to tax credit is classified as a period expense.

Notes to balance sheets

1. Total amount of amortized tangible fixed assets:	18,647	million yen
2. Monetary claims receivable from and monetary liabilities payable to affiliates (excluding those otherwise categorized)
Short-term monetary claims receivable from affiliates	368	million yen
Long-term monetary claims receivable from affiliates	98	million yen
Short-term monetary liabilities payable to affiliates	484	million yen
Long-term monetary liabilities payable to affiliates	-	million yen
3. Total amount of monetary liabilities payable to directors in transactions with directors
14	million yen
4. Liabilities for guarantees provided
    Liabilities for guarantees related to loans from financial institutions:
Medical corporation, Kaze-No-Suzuran-Kai, etc.	8	persons	2,717	million yen

Notes to profit-and-loss statement

1. Amount of trade with affiliates
  Amount of trade related to business operation
Amount of sales	17	million yen
Amount of purchase	5,302	million yen
Other operating costs	278	million yen
  Amount of trade related to non-operating activities
Amount of asset purchase	621	million yen
Dividends received	375	million yen
Non-operating income-other	58	million yen
Interest expense	14	million yen

2. Impairment loss:
As a matter of administration, asset grouping in the Company is based on the unit with cash-flow generation. With respect to the Medical practice support business, assets are grouped according to rental customers under rental agreements. With respect to pharmacies, assets are grouped by each store.
For purposes of accounting for the current fiscal year, the Company recorded impairment losses in the following asset groups:

Business Category	Location	Purpose	Type of asset	Amount (million yen)
Medical practice support business	1 rental customer located in the Kanto region	TV system for rent	Assets for rental assets	6
Pharmacy business	9 pharmacies comprising: 1 located in the Tohoku region; 3 located in the Kanto region; 1 located in the Chugoku region; 1 located in the Shikoku region; and 3 located in the Kyushu region	Conduct of pharmacy business	Buildings and structures	117
			Total:	123

With respect to the TV system rental business under the medical practice support business, book values of assets with decreased profitability had been written down to the recoverable value. The amount written down amounted to 6 million yen, and was recorded as Impairment loss under Extraordinary loss items.
 With respect to the pharmacy business, the book values of pharmacies whose business operations have suffered losses for a certain period of time and which are unlikely to improve and pharmacies pending relocation are written down to their recoverable value. The amount written down amounted to 117 million yen, of which 76 million yen was attributed to Buildings and structures, 34 million yen was attributed to Lands, and 6 million yen was attributed to others. The amount written down was recorded as Impairment loss under Extraordinary loss items.
 The utility value of the recoverable value of assets under the TV system rental business has been evaluated at zero. Further, the recoverable value of assets related to the pharmacies has been evaluated at its true cash value, considering factors such as the importance of assets that are based primarily on prices along selected streets, values assessed for fixed asset tax, and others.

Notes to statement of changes in net assets

1. Type and number of treasury shares

Type of shares	Number of shares as of the beginning of the fiscal year		Number of additional shares issued during the fiscal year		Number of shares reduced during the fiscal year	Number of shares as of the date of closing in the fiscal year
Common share	372,775	shares	68	shares	-	372,843	shares

(Note)	1.	The increase in treasury shares is due to the purchase of shares in a number less than one share unit.
	2	A two-for-one stock split of common shares was implemented on April 1, 2018. The number of shares indicated above represents the number of shares existing before the stock split.

Notes to accounting for income taxes

Detail of deferred tax assets and deferred tax liabilities based on source (million yen)
  Deferred tax assets
(1) Current asset
Allowance for bonus payments	400
Estimated cost of sales	52
Unpaid business tax	64
Impairment loss	2
Other current asset	94
Total	614

(2) Fixed assets
Amortization expense	198
Write-down of memberships	24
Loss on valuation of investment securities	38
Stock-appraisal losses of affiliates	409
Allowance for doubtful accounts	123
Estimated cost of sales	169
Impairment loss	35
Other fixed assets	32
Subtotal	1,031
Valuation reserve	595
Total	436
Total deferred tax assets	1,050

  Deferred tax liabilities
     Fixed liabilities
Valuation difference on available-for-sale securities	215
Total deferred tax liabilities	215
Net amount of deferred tax liabilities	834

Notes to transaction with affiliates

Subsidiaries
Type of affiliates	Company name	Percentage of voting rights owned	Relationship with affiliate	Detail of business transaction	ATransaction Amount (million yen) (Note 3)	Accounting item	Balance as at end of period (million yen) (Note 3)
Subsidiary	Somtech Co., Ltd.	Direct ownership 100%	Design and construction of pharmacies/sharing of common officer(s)	Consignment of design and construction of pharmacies (Note 1)	621	Accounts payable - other	67
Subsidiary	S.M.E Co., Ltd.	Direct ownership 100%	Purchase of pharmaceutical products/sharing of common officer(s)	Purchase of pharmaceutical products (Note 2)	5,302	Accounts payable-trade	388

Business terms and pricing policy, etc.
(Note)	1.	Prices and other terms of business have been determined based on those of third party transactions.
	2.	Prices and other terms of business have been determined through negotiation in consideration of prevailing market price.
	3.	The transaction amount is exclusive of consumption tax or other taxes. The balance at the end of period is inclusive of consumption tax or other taxes.

Notes to per share data

Net assets per share	1,076.28 yen

Earnings per share	105.62 yen
(Note) A two-for-one stock split of common shares was implemented on April 1, 2018. Each of the amounts per-share indicated in the table above is a hypothetical amount based on the supposition that the stock split were conducted at the beginning of the current fiscal year of consolidated accounting.

Notes to significant subsequent events

Notes to significant subsequent events are as provided in the notes to the consolidated financial statements.

INDEPENDENT AUDITOR’S REPORT

May 14, 2018

To the Board of Directors of
    SOGO MEDICAL CO., LTD.

Deloitte Touche Tohmatsu LLC

Designated Unlimited Liability Partner,
Engagement Partner,
Certified Public Accountant:
Tsuguo Ito (seal)

Designated Unlimited Liability Partner,
Engagement Partner,
Certified Public Accountant:
Toru Ikeda (seal)

Pursuant to the fourth paragraph of Article 444 of the Companies Act, we have audited the consolidated financial statements, namely, the consolidated balance sheet as of March 31, 2018 of SOGO MEDICAL CO., LTD. (the “Company”) and consolidated subsidiaries, and the related consolidated statements of income and changes in net assets for the fiscal year from April 1, 2017 to March 31, 2018, and the related notes.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in conformity with accounting principles generally accepted in Japan, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Audit Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company and its consolidated subsidiaries as of March 31, 2018, and the results of their operations for the year then ended in conformity with accounting principles generally accepted in Japan.

Interest

Our firm and the engagement partners do not have any interest in the Company for which disclosure is required under the provisions of the Certified Public Accountants Act.

End

INDEPENDENT AUDITOR’S REPORT

May 14, 2018

To the Board of Directors of
    SOGO MEDICAL CO., LTD.

Deloitte Touche Tohmatsu LLC

Designated Unlimited Liability Partner,
Engagement Partner,
Certified Public Accountant:
Tsuguo Ito (seal)

Designated Unlimited Liability Partner,
Engagement Partner,
Certified Public Accountant:
Toru Ikeda (seal)

Pursuant to the first item, second paragraph of Article 436 of the Companies Act, we have audited the financial statements, namely, the balance sheet as of March 31, 2018 of SOGO MEDICAL CO., LTD. (the “Company”), and the related statements of income and changes in net assets for the 40 th fiscal year from April 1, 2017 to March 31, 2018, and the related notes and the accompanying supplemental schedules.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements and the accompanying supplemental schedules in conformity with accounting principles generally accepted in Japan, and for such internal control as management determines is necessary to enable the preparation of financial statements and the accompanying supplemental schedules that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements and the accompanying supplemental schedules based on our audit. We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the accompanying supplemental schedules are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements and the accompanying supplemental schedules. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements and the accompanying supplemental schedules, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements and the accompanying supplemental schedules in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements and the accompanying supplemental schedules.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Audit Opinion

In our opinion, the financial statements and the accompanying supplemental schedules referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2018, and the results of its operations for the year then ended in conformity with accounting principles generally accepted in Japan.

Interest

Our firm and the engagement partners do not have any interest in the Company for which disclosure is required under the provisions of the Certified Public Accountants Act.

End

Board of Auditors Report

Audit Report

With respect to directors’ performance of their duties during the 40th business year (from April 1, 2017 to March 31, 2018), the Board of Auditors has prepared this audit report after its deliberations, and the following is the unanimous opinion of the Board of Auditors based on the audit reports prepared by each auditor:
1. Method and Contents of Audit by Auditors and Board of Auditors
(1) The Board of Auditors has established the audit policies, assignment of duties, etc. and has received a report from each Auditor regarding the status of implementation of their audit and the results thereof. In addition, the Board of Auditors has received reports from the directors, etc. and the accounting auditor regarding the status of performance of their duties, and has requested for explanatory information as necessary.
(2) In conformity with the Auditor auditing standards established by the Board of Auditors, and in accordance with the audit policies and assignment of duties,etc., each Auditor has endeavored to reach mutual understanding with the directors, the audit division and other employees, etc. The Board of Auditors has also endeavored to collect information and maintain and improve the quality of audit and for this purpose has conducted the audit in the following manner:
(i) An Auditor has attended the meetings of the board of directors and other important meetings, received reports on the status of performance of duties from the directors and other employees (and has requested for explanatory information as necessary), examined the minutes of important meetings and documents on important approvals and decisions, and inspected the status of the corporate affairs and assets at the head office and other principal business locations. Additionally, with respect to subsidiaries, each Auditor has endeavored to reach mutual understanding and exchanged information with the directors and Auditors, etc. of each subsidiary and has received from the subsidiaries reports on their respective businesses as necessary and has inspected the status of the corporate affairs and assets of the subsidiaries;
(ii) An Auditor has received reports from directors and other employees, etc., on a regular basis (and has requested for explanatory information as necessary) and has expressed its opinion concerning (i) the contents of board of directors’ resolutions regarding the development and maintenance of internal control systems to ensure that the directors have performed their duties in compliance with all laws, regulations and the articles of incorporation of the company and other systems that are set forth in Article 100, Paragraphs 1 and 3 of the Ordinance for Enforcement of the Companies Act of Japan, such compliance being necessary for ensuring that the corporate affairs of a corporation comprising a joint stock company and its subsidiaries are conducted appropriately, and (ii) the adequacy of internal control systems based on such resolutions.
(iii) An Auditor has examined the the basic policies relating to the way decisions on the Company’s financial and business policies and respective undertakings are controlled (pursuant to paragraphs (a) and (b) of Article 118, Item 3 of Ordinance for Enforcement of the Companies Act) in the relevant business report based on discussions at board of directors and other meetings
(iv) An Auditor was notified by the accounting auditor that “systems for ensuring that the duties of financial auditors are carried out correctly” (pursuant to the Items set forth in Article 131 of Rules of Corporate Accounting) has been established in accordance with “quality control standards of auditing” (issued by the Business Accounting Council on October 28, 2005), etc. An Auduor has also monitored and examined whether the accounting auditor has maintained its independence and performed a proper audit, and, with regard to the performance of the accounting auditor’s duties, has received explanatory information on the accounting auditor’s audit plan and audit results from the accounting auditor and has requested for further explanatory information as necessary.
An Auditor has examined the business report (including the annexures thereto), the accounting documents (consisting of a balance sheet, profit and loss statement, shareholders’ equity variation statement, and schedule of individual notes) (including the annexures thereto), as well as the consolidated accounting documents (consisting of a consolidated balance sheet, consolidated profit and loss statement, consolidated shareholders’ equity variation statement, and schedule of consolidated notes), for the business year under consideration.

2. Results of Audit
(1) Results of Audit of Business Report
(i) We acknowledge that the business report (including the annexures thereto) fairly present the status of the Company in conformity with applicable laws and regulations and the articles of incorporation of the Company.
(ii) We acknowledge that no misconduct or material fact constituting a violation of any law or regulation or the articles of incorporation of the Company has been found with respect to the directors’ performance of their duties.
(ii) ) We acknowledge that the board of directors’ resolutions with respect to the internal control systems of the Company are appropriate. We have found no matter requiring specific mentioned on the directors’ performance of their duties concerning the internal control systems.
(iv) We have found no matter requiring specific mentioned with respect to the basic policies, described in the business report, regarding those who control decisions on the company financial and business policies. Undertakings described in the business report (pursuant to paragraph (b) of Article 118, Item 3 of the Ordinance for Enforcement of the Companies Act) are in line with the Company’s basic policies, do not impair the common interests of the Company’s shareholders, and are not directed at maintaining the status of the company’s officers.
(2) Results of Audit of Accounting Documents and Annexures thereto
We acknowledge that the methods and results of the audit performed by the accounting auditor, Deloitte Touche Tohmatsu LLC (Note 25), are appropriate.
(3) Results of Audit of Consolidated Accounting Documents
We acknowledge that the methods and results of the audit performed by the accounting auditor, Deloitte Touche Tohmatsu LLC (Note 27), are appropriate.

May 21, 2018

Sogo Medical Co., Ltd. Board of Auditors
Standing Auditor	Shoji Hirao	Seal
Standing Auditor	Seio Yamakawa	Seal
Auditor	Naomasa Mitsukado	Seal
Auditor	Setsuko Gondo	Seal

(Note) Standing Auditor Seio Yamakawa and Auditors Naomasa Mitsukado and Setsuko Gondo are the Company’s External Audit & Supervisory Board Member (pursuant to Article 2, Item 16 and Article 335, Paragraph 3 of Companies Act).

memo

Access to Venue of General Meeting of Shareholders

<Venue> Hotel Okura Fukuoka
3-2 Shimokawabata-machi, Hakata-ku, Fukuoka
Phone:  81-92-262-1111